Filed Pursuant to Rule 424(b)(5)
Registration No. 333-163813 and
333-163813-01 to 333-163813-30

Prospectus Supplement

(To Prospectus dated March 8, 2010)

$100,000,000

4.00% Convertible Senior Notes due 2017

We are offering $100.0 million aggregate principal amount of our 4.00% Convertible Senior Notes due 2017, or the notes. We will pay 4.00% interest per annum on the principal amount of the notes semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2010. Interest will accrue on the notes from, and including March 16, 2010 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date of the notes, as the case may be. The notes will mature on April 1, 2017.

Holders may convert their notes at their option prior to January 1, 2017 only under the following circumstances: (1) the notes will be convertible during any calendar quarter after the calendar quarter ending June 30, 2010 (and only during that quarter), if the closing sale price of our common stock, par value $0.01 per share, or our Common Stock, for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of such notes, or the conversion trigger price, in effect on the last trading day of the immediately preceding calendar quarter; (2) the notes will be convertible during the five consecutive business days immediately after any five consecutive trading day period, or the note measurement period, in which the trading price per $1,000 principal amount of such notes for each trading day of that note measurement period was equal to or less than 97% of the product of the closing sale price of shares of our Common Stock and the applicable conversion rate for such trading day; and (3) the notes will be convertible upon the occurrence of specified corporate transactions. In addition, the notes will be convertible irrespective of the foregoing circumstances from, and including, January 1, 2017 to, and including, the business day immediately preceding April 1, 2017. Upon conversion, we will have the right to deliver cash, shares of our Common Stock or a combination thereof, at our election. At any time on or prior to the 23rd business day immediately preceding the maturity date, we may irrevocably elect to (x) deliver solely shares of our Common Stock in respect of our conversion obligation or (y) pay cash up to the aggregate principal amount of the notes to be converted and deliver shares of our Common Stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation. The initial conversion rate will be 172.0874 shares of our Common Stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $5.81 per share of our Common Stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described in this prospectus supplement. A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before the maturity date may in certain circumstances be entitled to an increased conversion rate.

We may not redeem the notes prior to their maturity date. Holders may require us to repurchase for cash all or a portion of their notes upon a fundamental change, as described in this prospectus supplement, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will be guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that are material subsidiaries or that guarantee our new asset-based loan facility, or ABL Loan Facility, on a senior basis. The notes and the guarantees will rank equally with all of our and our guarantors’ existing and future senior unsecured indebtedness, including our 10.25% Senior Notes due 2014, or the Existing Senior Notes, and 9.00% Convertible Senior Notes due 2012, or the Existing Convertible Notes, and rank senior to all of our and our guarantors’ indebtedness, if any, that is expressly subordinated to the notes and the guarantees. However, the notes will be effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness, including our Senior Secured Second-Priority Notes due 2018, or the Senior Notes, which are being offered concurrently with the notes, and our ABL Loan Facility, to the extent of the value of the assets securing such indebtedness, and to all liabilities of our subsidiaries that are not guarantors.

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.” The last reported sale price of our Common Stock on March 10, 2010 was $4.47 per share. We do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any interdealer quotation system.

Concurrently with this offering, we are offering 22,371,365 shares of our Common Stock at a public offering price of $4.47 (or a total of 25,727,069 shares of our Common Stock if the underwriters exercise their over-allotment option in full) and $200.0 million aggregate principal amount of our Senior Notes, which we refer to together as the Concurrent Offerings. Our Common Stock and the Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. See “Concurrent Offerings.”

Investing in the notes involves significant risks. See “Risk Factors” beginning on page S-12 of this prospectus supplement to read about factors you should consider before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price(1)	100.00%	$100,000,000
Underwriting discounts and commissions	3.00%	$3,000,000
Proceeds, before expenses, to us	97.00%	$97,000,000

(1)	Plus accrued interest, if any, from March 16, 2010.

We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $15.0 million aggregate principal amount of notes solely to cover over-allotments, if any.

We expect that the notes will be ready for delivery in book-entry-only form through The Depository Trust Company on or about March 16, 2010.

Joint Book-Running Managers

UBS Investment Bank	Morgan Stanley

The date of this prospectus supplement is March 10, 2010.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus is accurate as of any date other than their respective dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in either of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference—the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus together with the additional information described in this prospectus supplement under “Incorporation By Reference; Where You Can Find More Information.”

As used in this prospectus supplement, the terms “we,” “us,” “our,” “ICG,” “ICG, LLC,” “International Coal” and the “Company” refer to International Coal Group, Inc. and its subsidiaries on a consolidated basis, unless the context indicates another meaning.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus supplement and the accompanying prospectus that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•

our ability to successfully refinance our outstanding indebtedness and reduce our leverage through this offering and through the other transactions described under “Concurrent Offerings” and “Concurrent Tender Offers and Consent Solicitation”;

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our Existing Convertible Notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

S-ii

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus supplement or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or our anticipated results. In light of these risks and uncertainties, you should keep in mind that any of these forward-looking statements might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus supplement and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” elsewhere in this prospectus supplement.

S-iii

SUMMARY

This summary highlights selected information about us and this offering. This summary is not complete and may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectus, including any information incorporated by reference into this prospectus supplement and the accompanying prospectus, in their entirety.

Our Company

We are a leading coal mining company in Northern and Central Appalachia producing a broad range of mid- to high-Btu, low- to medium-sulfur, steam and metallurgical coal. We operate 12 mining complexes in West Virginia, Kentucky, Virginia and Maryland; we also operate an additional mining complex in the Illinois Basin producing mid- to high-sulfur steam coal. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region, enable us to participate in both the domestic and international coal markets.

As of December 31, 2009, management estimates that we own or control approximately 325 million tons of metallurgical coal reserves and approximately 765 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Of our 1.1 billion tons of total coal reserves, we own 724 million tons and lease 366 million tons from third-party mineral holders. We also own or control approximately 431 million tons of non-reserve coal deposits. We have approximately 2,600 employees; all of our mining complexes are union free.

For the year ended December 31, 2009, we sold 16.8 million tons of coal, of which approximately 16.0 million tons were produced and approximately 0.8 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale). Of the tons sold, 15.8 million tons were steam coal and 1.0 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, steam coal. In response to weakened demand for coal in 2009 due to the overall economic environment, we idled significant production capacity. As market conditions improve, we believe we are advantageously positioned to increase our production level relatively quickly to 20 million tons. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper; we derived approximately 36% of our revenues from sales to our five largest customers. No single customer accounted for more than 10% of our revenues in 2009. During 2009, we generated coal revenues of $1.0 billion, Adjusted EBITDA of $201.7 million and net income of $21.5 million. We define and reconcile Adjusted EBITDA in footnote 1 under “—Summary Historical Consolidated Financial and Operating Data.”

Our Competitive Strengths

•

Developed but idled capacity to increase production levels quickly if market conditions warrant. Over the last five years, we have invested over $350.0 million to increase our total production infrastructure capacity by over five million tons. While our 2009 production was scaled down to 16.3 million tons due to reduced demand, we believe that our existing infrastructure base supports a production level of up to 20 million tons and we could reach this production level with modest equipment investment in a relatively short time frame. We would not undertake reactivation of such idled capacity to significantly increase our current production unless market conditions warrant it and it would provide acceptable margins.

•

Large base of owned reserves providing significant production flexibility and internal development opportunities. As of December 31, 2009, we controlled approximately 1.1 billion tons of coal reserves comprised of 724 million tons of owned reserves and an additional 366 million tons of reserves under long-term leases. We also own or control approximately 431 million tons of non-reserve coal deposits. We believe our undeveloped reserves and non-reserve coal deposits give us the flexibility to grow even without pursuing acquisition opportunities that might be available to us. Further, we believe our high proportion of owned reserves provides a competitive cost advantage because production from owned reserves does not require a royalty payment to third parties.

•

Diversity of production, reserves and non-reserve coal deposits. Our production, reserves and non-reserve coal deposits are located in three of the four major coal regions in the United States and provide important geographical diversity in terms of markets, transportation and labor. We also operate 13 mining complexes, giving us substantial operational flexibility and making us less reliant on any single mine for a significant portion of our total production. We believe the diversity of our operations and reserves provides us with a significant advantage over those competitors with operations located primarily in a single coal producing region, as it allows us to source coal from multiple operations to meet the needs of our customers and to reduce transportation costs.

•

Minimal level of legacy liabilities. Compared to other publicly traded U.S. coal producers, we believe we have among the lowest legacy liabilities. As of December 31, 2009, we had total legacy liabilities of only $143.0 million (including accrued workers’ compensation liabilities, liabilities under the Coal Industry Retiree Health Benefit Act of 1992, post-retirement employee obligations, “black lung” liabilities and reclamation liabilities). Approximately 53% of our total legacy liabilities relates to reclamation liabilities, which we consider a normal-course-of-business liability. In addition, our entire workforce is union free, which minimizes employee-related liabilities commonly associated with union-represented mines.

•

Skilled management team. The members of our senior management team have, on average, 25 years of industry experience in a variety of mining methods, including longwall mining. We have substantial Appalachian mining experience with a history of increasing productivity, reducing costs, enhancing work safety practices, and maintaining strong customer relationships. In addition, the majority of our senior management team has extensive mine development and expansion experience.

Our Strategy

•

Continued focus on increasing the percentage of production from underground operations. In 2004, 36% of our production was from underground mining. By 2009, we had increased our proportion of underground mining to 47% of total production. Over the next several years, we intend to focus on selectively shifting more of our production to underground mining, which we believe is more favorably positioned in the current regulatory environment. In Appalachia, underground mining permits typically encounter fewer regulatory hurdles and third party activist challenges, and are therefore less subject to developmental risk than surface mining permits. One key component in this strategy is developing our Tygart #1 mine complex, which we expect to produce 3.5 million tons per year at full output through underground mining.

•

Pursue selected internal growth projects, including our flagship Tygart property. Our Tygart property is a large undeveloped reserve in Northern Appalachia which contains approximately 186 million tons of high Btu, low- to medium-sulfur steam and metallurgical quality coal. The first mining development planned for the Tygart property is the Tygart #1 Mine complex, which is an underground mining operation in the northeastern corner that is designed to extract approximately 38 million tons using longwall mining and room-and-pillar operations. The Tygart #1 mine is currently scheduled to begin development production in late 2012 and is expected to produce up to 3.5 million tons per year of high quality coal (split approximately 50% steam and 50% metallurgical) at full capacity. We believe that at full production Tygart will be one of our highest margin operations due to its low cost structure and high quality coal. One near-term project we are currently developing is a new low volatile metallurgical coal mine at our Vindex complex that is expected to produce approximately 200,000 annual tons, with initial production projected for the third quarter of 2010. In addition, we anticipate developing projects utilizing the substantial reserve position that we own in the Illinois Basin in order to capitalize on the expected increase in demand for high-sulfur coal to serve the scrubbed utility market and the coal-to-gas and coal-to-liquid conversion markets.

•

Continue to position our business to take advantage of favorable long-term trends for global coal consumption. We produce the majority of our coal in Northern and Central Appalachia, which is geographically well-positioned to serve a global customer base. We expect that international demand for our products will increase in the future, driven by favorable projected global growth trends and the high quality of our coal compared to other producing regions around the world. During periods of strong global demand for coal and limited supply, the Eastern United States has increased its exports significantly to serve a global customer base. For example, the U.S. Energy Information Administration, or EIA, reported that export demand for steam and metallurgical coal increased 44% and 32% from 2007 to 2008, respectively. We believe that the high quality of our coal makes it attractive to customers around the world and that shifting supply trends will provide a unique opportunity for Appalachian producers to increasingly service a global customer base. In 2010, we expect that our sales of metallurgical coal will double to approximately 2.4 million tons, allowing us to take advantage of this market which has shown encouraging signs of strength recently.

•

Maintain our strong relationships with high credit quality customers. Since our formation in 2004, we have significantly strengthened our customer relationships through attentive customer service and timely delivery of our coal products. We have built strong relationships with a broad group of customers, including large, geographically diverse utilities that are primarily of investment-grade credit quality. We will continue focusing our customer service efforts which we expect to position us to secure favorable contracts for our expected production increases in the future.

Outlook

The Company is confirming that Adjusted EBITDA is expected to be in the range of $170.0 million to $200.0 million in 2010. In addition, the Company expects that Adjusted EBITDA for the first quarter of 2010 will be in the range of $36.0 million to $42.0 million. First quarter earnings will be impacted by certain nonrecurring expenses related to the private exchanges of our Existing Convertible Notes in January 2010 and extinguishment of debt as a result of the Concurrent Tender Offers. See “Concurrent Tender Offers and Consent Solicitation.” Consistent with our past practice, we do not currently intend to provide quarterly guidance in the future.

New ABL Loan Facility

On February 22, 2010, we entered into the ABL Loan Facility, which refinanced our prior senior secured credit facility. The ABL Loan Facility is a $125.0 million senior secured facility with a four year term available for loans and the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, we will be able to elect to increase the size of the ABL Loan Facility up to a maximum of $200.0 million. Availability under the ABL Loan Facility is calculated using a borrowing base test. The ABL Loan Facility is guaranteed by all of our current and future wholly-owned subsidiaries and secured by a first priority security interest on all of our and each of our guarantors’ existing and after-acquired real and personal property, including all outstanding equity interests of our wholly-owned subsidiaries. See “ABL Loan Facility.”

Concurrent Offerings

The Concurrent Offerings consist of:

•	22,371,365 shares of our Common Stock at a public offering price of $4.47 (or a total of 25,727,069 shares of our Common Stock if the underwriters exercise their over-allotment option in full); and

•	$200.0 million aggregate principal amount of our Senior Notes.

The Common Stock and the Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings. See “Concurrent Offerings.”

Concurrent Tender Offers and Consent Solicitation

Concurrently with this offering, we commenced an offer to purchase our Existing Convertible Notes and an offer to purchase and consent solicitation related to our Existing Senior Notes. We refer to both tender offers together as the Tender Offers. See “Concurrent Tender Offers and Consent Solicitation.” We intend to use the net proceeds of this offering and the Common Stock offering, together with cash on hand, if necessary, to fund the purchase of the Existing Convertible Notes and for general corporate purposes. See “Use of Proceeds.”

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of Notes.”

Issuer	International Coal Group, Inc.

Notes	$100.0 million aggregate principal amount of 4.00% Convertible Senior Notes due 2017. We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional $15.0 million aggregate principal amount of notes solely to cover over-allotments, if any.

Maturity	The notes will mature on April 1, 2017, unless earlier repurchased or converted.

Interest payment dates	We will pay 4.00% interest per annum on the principal amount of the notes payable semi-annually in arrears on April 1 and October 1 of each year, starting on October 1, 2010, to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest will accrue on the notes from and including March 16, 2010 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date of the notes, as the case may be.

Ranking and guarantees	The notes will be our senior unsecured obligations and will be guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that (1) would be a “significant subsidiary,” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended (except that all references to “10 percent” in such definition shall be replaced with “5 percent”) or (2) guarantee indebtedness under the ABL Loan Facility. The notes and the guarantees will rank equally with all of our and our guarantors’ existing and future senior unsecured indebtedness, including our Existing Senior Notes and Existing Convertible Notes, and rank senior to all of our and our guarantors’ indebtedness, if any, that is expressly subordinated to the notes and the guarantees. However, the notes will be effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness, including our Senior Notes, which are being offered concurrently with the notes, and ABL Loan Facility, to the extent of the value of the assets securing such indebtedness, and to all liabilities of our subsidiaries that are not guarantors. As of December 31, 2009, we and the guarantors had approximately $386.5 million, net of debt discount of $9.5 million, of total consolidated outstanding indebtedness.

Conversion rights	Holders may convert their notes at their option prior to January 1, 2017 only under the following circumstances:

•

the notes will be convertible during any calendar quarter after the calendar quarter ending June 30, 2010, and only during such calendar quarter, if the closing sale price of our Common Stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds the conversion trigger price in effect on the last trading day of the immediately preceding calendar quarter;

•

the notes will be convertible during any note measurement period in which the trading price per $1,000 principal amount of notes for each trading day of that note measurement period was equal to or less than 97% of the product of the closing sale price of shares of our Common Stock and the applicable conversion rate for such trading day; and

•	the notes will be convertible if we make certain distributions on shares of our Common Stock or engage in certain corporate transactions.

In addition, the notes will be convertible irrespective of the foregoing circumstances from, and including, January 1, 2017 to, and including, the business day immediately preceding April 1, 2017.

The initial conversion rate, subject to adjustment, will be 172.0874 shares of Common Stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $5.81 per share of Common Stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described in this prospectus supplement. See “Description of Notes—Conversion Rights.”

Upon conversion, we will have the right to deliver cash, shares of our Common Stock or a combination thereof to satisfy our conversion obligation, in each case as described under “Description of Notes—Conversion Rights—Settlement Upon Conversion.” At any time on or prior to the 23rd business day immediately preceding the maturity date, we may make an irrevocable election to satisfy our conversion obligation by (x) delivering solely shares of our Common Stock or (y) paying cash up to the aggregate principal amount of the notes to be converted and delivering shares of our Common Stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation. See “Description of Notes—Conversion Rights—Irrevocable Election of Full Physical Settlement” and “Description of Notes—Conversion Rights—Irrevocable Election of Net Share Settlement.” Upon any conversion, subject to certain exceptions, you will not receive any cash payment representing accrued and unpaid interest. See “Description of Notes—Conversion Rights.”

A holder that surrenders notes for conversion in connection with a “make-whole fundamental change” that occurs before the maturity date may in certain circumstances be entitled to an increased conversion rate. See “Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Sinking fund	None.

Optional redemption	We may not redeem the notes prior to their maturity date.

Right of holder to require us to repurchase notes if a fundamental change occurs	If a fundamental change, as described in this prospectus supplement, occurs, holders may require us to repurchase for cash all or a portion of their notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

Events of default	If an event of default on the notes has occurred and is continuing, the principal amount of the notes, plus any accrued and unpaid interest, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default. See “Description of Notes—Events of Default.”

Certain income tax considerations	For a discussion of certain income tax considerations relating to the purchase, ownership and disposition of the notes and any shares of Common Stock into which the notes may be convertible. See “Certain U.S. Federal Income Tax Considerations.”

Use of proceeds	We intend to use the net proceeds of this offering and the Common Stock offering, together with cash on hand, if necessary, to fund the purchase of the Existing Convertible Notes and for general corporate purposes. See “Use of Proceeds.”

DTC eligibility	The notes will be issued in book-entry-only form and will be represented by one or more global certificates, without interest coupons, deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee of DTC. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Except in limited circumstances, holders may not exchange interests in their notes for certificated securities. See “Description of Notes—Book-Entry, Delivery and Form.”

Listing and trading

The notes are a new issue of securities, and there is currently no established trading market for the notes. An active or liquid market may not develop for the notes or, if developed, be maintained. We have not applied, and do not intend to apply, for the listing of the notes on any securities exchange. Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.”

Risk factors	Before deciding whether to invest in the notes, you should carefully consider the risks described under “Risk Factors” beginning on page S-12 of this prospectus supplement, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto.

Concurrent offerings	The Concurrent Offerings consist of 22,371,365 shares of our Common Stock at a public offering price of $4.47 (or a total of 25,727,069 shares of our Common Stock if the underwriters exercise their over-allotment option in full) and $200.0 million aggregate principal amount of our Senior Notes. The Common Stock and Senior Notes are each being offered by means of a separate prospectus supplement and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. See “Concurrent Offerings.”

For a more complete description of the terms of the notes, see “Description of Notes.” For a more complete description of our Common Stock, see “Description of Capital Stock” in the accompanying prospectus.

Summary Historical Consolidated Financial and Operating Data

The following table presents summary historical consolidated financial and operating data for the most recent three years. The summary historical consolidated financial data as of, and for the years ended, December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements. Our audited consolidated financial statements are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010 and incorporated by reference into this prospectus supplement. Our summary historical consolidated financial and operating data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this prospectus supplement.

The results of operations for the historical periods included in the following table are not necessarily indicative of the results to be expected for future periods. In addition, see “Risk Factors” for a discussion of risk factors that could impact our future financial condition and results of operations.

	Year ended December 31,
	2009	2008	2007
	(in thousands, except share and per ton data)
Statement of Operations Data:
Revenues:
Coal sales revenues	$1,006,606	$998,245	$770,663
Freight and handling revenues	26,279	45,231	29,594
Other revenues	92,464	53,260	48,898

Total revenues	1,125,349	1,096,736	849,155

Cost and Expenses:
Cost of coal sales	832,214	882,983	732,112
Freight and handling costs	26,279	45,231	29,594
Cost of other revenues	36,089	35,672	34,046
Depreciation, depletion and amortization	106,084	96,047	86,517
Selling, general and administrative	32,749	38,147	33,325
Gain on sale of assets	(3,659)	(32,518)	(38,656)
Impairment losses	—	37,428	170,402

Total costs and expenses	1,029,756	1,102,990	1,047,340

Income (loss) from operations	95,593	(6,254)	(198,185)

Interest and Other Income (Expense):
Loss on extinguishment of debt	(13,293)	—	—
Interest expense net	(53,044)	(43,643)	(35,989)
Other, net	—	—	319

Total interest and other income (expense)	(66,337)	(43,643)	(35,670)

Income (loss) before income taxes	29,256	(49,897)	(233,855)
Income tax benefit (expense)	(7,732)	23,670	85,944

Net income (loss)	21,524	(26,227)	(147,911)
Net (income) loss attributable to noncontrolling interest	(66)	—	349

Net income (loss) attributable to International Coal Group, Inc.	$21,458	$(26,227)	$(147,562)

	Year ended December 31,
	2009	2008	2007
	(in thousands, except share and per ton data)
Earnings Per Share:
Basic	$0.14	$(0.17)	$(0.97)
Diluted	$0.14	$(0.17)	$(0.97)

Weighted-Average Common Shares Outstanding:
Basic	153,630,446	152,632,586	152,304,461
Diluted	155,386,263	152,632,586	152,304,461

Balance Sheet Data (at period end):
Cash and cash equivalents	$92,641	$63,930	$107,150
Total assets	1,367,960	1,350,647	1,303,363
Long-term debt and capital leases	384,309	432,870	391,248
Total liabilities	758,726	841,530	771,595
Total stockholders’ equity	609,234	509,117	531,768
Total liabilities and stockholders’ equity	1,367,960	1,350,647	1,303,363

Statement of Cash Flows Data:
Net cash from:
Operating activities	$115,754	$78,729	$22,471
Investing activities	(73,158)	(124,040)	(126,907)
Financing activities	(13,885)	2,091	192,844
Capital expenditures	66,345	132,800	160,807

Other Financial Data:
Adjusted EBITDA(1)	$201,677	$127,221	$59,053

Operating Data:
Tons sold:
Steam	15,823	17,780	17,891
Metallurgical	1,010	1,134	452
Total	16,833	18,914	18,343
Coal sales revenue per ton(2)	$59.80	$52.78	$42.01
Cost of coal sales per ton(2)	$49.44	$46.68	$39.91

(1)

Adjusted EBITDA is a non-GAAP financial measure used by management to gauge operating performance. We define Adjusted EBITDA as net income or loss attributable to International Coal Group, Inc. before deducting interest, income taxes, depreciation, depletion, amortization, loss on extinguishment of debt, impairment charges and noncontrolling interest. Adjusted EBITDA is not, and should not be used as, a substitute for operating income, net income and cash flow as determined in accordance with accounting principles generally accepted in the United States (referred to as GAAP). We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, substantially all of which present EBITDA or Adjusted EBITDA when reporting their results. We also use Adjusted EBITDA as our executive compensation plan bases incentive compensation payments on our Adjusted EBITDA performance measured against budgets. Our ABL Loan Facility uses Adjusted EBITDA (with additional adjustments) to measure our compliance with covenants, such as fixed charge coverage. EBITDA or Adjusted EBITDA is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect all of our cash expenditures or any of our future requirements for capital expenditures or contractual commitments; changes in, or cash requirements for, our working capital needs; or interest expense, or the cash requirements necessary to service interest or principal payments, on our debts. Although depreciation, depletion and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future. Adjusted EBITDA does not reflect any cash requirements for such replacements. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table reconciles Adjusted EBITDA to net income (loss) attributable to International Coal Group, Inc., which we believe is the GAAP metric most comparable to Adjusted EBITDA:

	Year ended December 31,
	2009	2008	2007
	(in thousands)
Net income (loss) attributable to International Coal Group, Inc.	$21,458	$(26,227)	$(147,562)
Depreciation, depletion and amortization	106,084	96,047	86,517
Interest expense, net	53,044	43,643	35,989
Income tax (benefit) expense	7,732	(23,670)	(85,944)
Impairment losses	—	37,428	170,402
Loss on extinguishment of debt	13,293	—	—
Noncontrolling interest	66	—	(349)

Adjusted EBITDA	$201,677	$127,221	$59,053

(2)	“Coal sales revenue per ton” and “cost of coal sales per ton” are calculated as coal sales revenue or cost of coal sales, respectively, divided by tons sold. Although coal sales revenue per ton and cost of coal sales per ton are not measures of performance calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating performance because they are widely used in the coal industry as a measure to evaluate a company’s sales performance or control over its costs. Coal sales revenue per ton should not be considered in isolation or as substitutes for measures of performance in accordance with GAAP. In addition, because coal sales revenue and cost of coal sales per ton are not calculated identically by all companies, our presentation may not be comparable to other similarly titled measures of other companies.

RISK FACTORS

Investing in the notes involves a high degree of risk. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, incorporated by reference into this prospectus supplement, includes extensive risk factors relating to our business and government regulation as well as certain risks relating to our Common Stock. You should carefully consider those risks and the risks described below, as well as the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Risks Related to the Notes, Our Common Stock and This Offering

Our leverage may harm our financial condition and results of operations.

Our total consolidated long-term debt as of December 31, 2009 was approximately $384.3 million. As of December 31, 2009, on a pro forma basis to give effect to this offering, the Concurrent Offerings, the Tender Offers, the entry into our ABL Loan Facility and the retirement of our prior senior secured credit facility and the issuance of shares of Common Stock in January 2010 in private exchanges for Existing Convertible Notes, we would have had total consolidated long-term debt of approximately $320.7 million.

Our level of indebtedness could have important consequences on our future operations, including:

•	making it more difficult for us to meet our payment and other obligations under our debt;

•

resulting in an event of default if we fail to comply with the financial and other covenants contained in our debt agreements, which could result in all of our debt becoming immediately due and payable;

•	subjecting us to the risk of increased sensitivity to interest rate increases on our debt with variable interest rates, including borrowings under our ABL Loan Facility;

•

reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and limiting our ability to obtain additional financing for these purposes;

•	limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, the industry in which we operate and the general economy; and

•	placing us at a competitive disadvantage compared to our competitors that have less debt or are less leveraged.

If we or our subsidiaries incur additional debt, the related risks that we and they now face could intensify.

Our ability to pay principal and interest on and to refinance our debt depends upon the operating performance of our subsidiaries, which will be affected by, among other things, general economic, financial, competitive, legislative, regulatory and other factors, many of which are beyond our control. In particular, economic conditions could cause the price of coal to fall and our revenue to decline and hamper our ability to repay our debt.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available to us under our ABL Loan Facility or otherwise in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs.

In the event that we need to refinance all or a portion of our outstanding debt before maturity or as it matures, we may not be able to obtain terms as favorable as the terms of our existing debt or refinance our existing debt at all. If prevailing interest rates or other factors existing at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to the refinanced debt would increase. Furthermore, if any rating agency negatively changes our credit rating or outlook, our debt and equity securities could be negatively affected, which could adversely affect our financial condition and results of operations.

Despite our current level of indebtedness, we and our subsidiaries may still incur significant additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. Our ABL Loan Facility limits, and the terms of the indenture that will govern the Senior Notes will limit, but neither prohibits, us from incurring additional indebtedness. In addition, the indenture that will govern the Senior Notes will also allow us to incur certain other additional secured debt, which would be effectively senior to the notes to the extent of the value of such security, and would not prevent us from incurring other liabilities that do not constitute indebtedness. Similarly, the terms of the indenture that will govern the notes do not limit our ability to incur additional indebtedness. Our ability to incur additional indebtedness may have the effect of reducing the amounts available to pay amounts due with respect to the notes. If we incur new debt or other liabilities, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service our indebtedness, including the notes, and we may be forced to take other actions to satisfy our payment obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments on or to refinance our indebtedness depends on our future performance, which will be affected by financial, business and economic conditions and other factors. We will not be able to control many of these factors, such as economic conditions in the industry in which we operate and competitive pressures. Our cash flow may not be sufficient to allow us to pay principal and interest on our debt and to meet our other obligations, including with respect to the notes. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In addition, the terms of existing or future debt agreements, including our ABL Loan Facility and the indenture that will govern the Senior Notes, may restrict us from pursuing any of these alternatives. Any limitation on our ability to pay principal of and interest on the notes would likely reduce the value of the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our annual debt service obligations to increase significantly.

Borrowings under our ABL Loan Facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease. An increase in debt service obligations under our variable rate indebtedness could affect our ability to make payments required under the terms of the notes.

The covenants in our ABL Loan Facility and the indentures governing our debt instruments impose restrictions that limit our operating and financial flexibility.

The ABL Loan Facility includes negative covenants and financial covenants that, subject to exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in certain transactions with affiliates;

•	prepay, redeem or purchase certain indebtedness, including the notes and the Senior Notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes and the Senior Notes;

•	make capital expenditures in excess of a specified limitations; and

•	alter the business that our subsidiaries conduct.

In addition, the ABL Loan Facility contains a covenant that, in the event availability under the ABL Loan Facility falls below a specified amount, we will be required to maintain a minimum ratio of EBITDA to fixed charges.

The indenture that will govern the Senior Notes will contain a number of significant restrictions and covenants that may limit our ability and the ability of our subsidiaries to, among other things:

•	incur additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions on our capital stock or repurchase, repay or redeem our capital stock or unsecured or subordinated indebtedness;

•	make certain investments;

•	sell assets and issue capital stock of restricted subsidiaries;

•	incur liens;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends or other payments;

•	enter into certain transactions with affiliates; and

•	consolidate, merge or sell all or substantially all of our assets.

Operating results below current levels or other adverse factors, including a significant increase in interest rates, could result in us being unable to comply with certain debt covenants. If we violate these covenants and are unable to obtain waivers, our debt under these agreements would be in default and could be accelerated and could permit our creditors to foreclose on our assets securing the debt thereunder. If the indebtedness is accelerated, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms that are acceptable to us. If our debt is in default for any reason, our cash flows, results of operations or financial condition could be materially and adversely affected. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions.

The guarantees may not be enforceable because of fraudulent conveyance laws.

The obligation of our guarantor subsidiaries may be subject to challenge under state, federal or foreign fraudulent conveyance or transfer laws. Under state and federal laws, if a court, in a lawsuit by an unpaid creditor or representative of creditors of such subsidiary, such as a trustee in bankruptcy or the subsidiary in its capacity as debtor-in-possession, were to find that, at the time such obligation was incurred, such subsidiary, among other things:

•	did not receive fair consideration or reasonably equivalent value therefore; and

•	either:

•	was insolvent;

•	was rendered insolvent;

•	was engaged in a business or transaction for which its assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured,

a court could void such subsidiary’s obligation under the guarantee, and direct the return of any payment made under the guarantee to the subsidiary or to a fund for the benefit of its creditors.

Moreover, regardless of the factors identified above, such court could void such subsidiary’s obligation, and direct such repayment, if it found that the obligation was incurred with the intent to hinder, delay, or defraud such subsidiary’s creditors. In that event, the holder of the notes would not have the benefit of such subsidiary’s guarantee and would have to look for payment solely from us and the other guarantors.

The measure of insolvency for purposes of the above will vary depending upon the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent:

•	if the sum of its debts is greater than the fair value of all of its property;

•	if the present fair salable value of its assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and mature; or

•	if it could not pay its debts as they become due.

The amount that can be collected under the guarantees will be limited.

Each subsidiary guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless.

We may not have the ability to raise the funds to pay interest on the notes, to purchase the notes upon a fundamental change or to pay cash due upon conversion.

The notes will bear interest semi-annually as set forth on the cover of this prospectus supplement. In addition, we may in certain circumstances be obligated to pay additional interest. If a fundamental change occurs, holders of the notes may require us to repurchase, for cash, all or a portion of their notes. In addition, upon conversion of the notes, if we have elected to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares), or if we have irrevocably elected net share settlement of the notes, we will be required to pay cash in respect of all or a portion of our conversion obligation. We may not have sufficient funds to pay the interest, repurchase price or cash in respect of our conversion obligation when due. If we fail to pay interest on the notes, repurchase the notes or pay any cash payment due upon conversion when required, we will be in default under the indenture governing the notes. See “Description of Notes—Interest Payments,” “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “Description of Notes—Events of Default.”

We will make only limited covenants in the indenture for the notes, and these limited covenants may not protect your investment.

The indenture for the notes will not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our non-guarantor subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our or our subsidiaries’ ability to incur secured indebtedness or indebtedness that is equal in right of payment to the notes;

•	restrict our subsidiaries’ ability to issue securities that would be senior to the common stock of our subsidiaries held by us;

•	restrict our ability to repurchase our securities;

•	restrict our ability to pledge our assets or those of our subsidiaries; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our Common Stock or other securities ranking junior to the notes.

Furthermore, the indenture for the notes will contain only limited protections in the event of a change of control. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our Common Stock but may not constitute a “fundamental change” that permits holders to require us to repurchase their notes or a “make-whole fundamental change” that permits holders to convert their notes at an increased conversion rate. For these reasons, you should not consider the covenants in the indenture or the repurchase features of the notes as a significant factor in evaluating whether to invest in the notes.

In addition, a recent Delaware Chancery Court decision found that incumbent directors are permitted to approve as a continuing director any person, including one nominated by a dissident stockholder and not recommended by the board, as long as the approval is granted in good faith and in accordance with the board’s fiduciary duties. Accordingly, a holder of notes may not be able to require us to purchase notes as a result of the change in the composition of the directors on our board as described under “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.” The same court also observed that certain provisions in indentures, such as continuing director provisions, could function to entrench an incumbent board of directors and could raise enforcement concerns if adopted in violation of a board’s fiduciary duties. If such a provision were found unenforceable, holders would not be able to require us to repurchase notes as a result of a change of control resulting from a change in the composition of our board. See “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

The occurrence of certain “make-whole fundamental changes” as described under “Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” or the occurrence of any “fundamental change” as described under “Description of Notes—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” pursuant to the terms of the notes may also constitute an event of default under our ABL Loan Facility. Such event of default would allow the lenders under our ABL Loan Facility to foreclose on their collateral, terminate their commitments and accelerate their loans, which would trigger an event of default with respect to the notes.

You may not be able to convert your notes, except during specified periods, and the value of the notes could be less than the value of the Common Stock into which your notes could otherwise be converted.

Except during the period from, and including, January 1, 2017 until the close of business on the business day immediately preceding the maturity date, the notes are convertible only if specified conditions are met. These conditions may not be met, in which case you will not be able to convert your notes and you may not be able to receive the consideration into which certain obligations under the notes would otherwise be convertible. In addition, for these and other reasons, the trading price of the notes could be substantially less than the conversion value of the notes.

The market price of our Common Stock may be volatile, which could cause the value of your investment to decline.

The market price of our Common Stock has experienced, and may continue to experience, significant volatility. Between January 1, 2008 and December 31, 2009, the trading price of our Common Stock on the New York Stock Exchange ranged from a low of $1.09 per share to a high of $13.90 per share. Because the notes may be convertible into, and are convertible based on the price of, our Common Stock, volatility in the price of our

Common Stock on the New York Stock Exchange may depress the trading price of the notes. The risk of volatility and depressed prices of our Common Stock also applies to holders who receive shares of Common Stock upon conversion of their notes. There are numerous factors contributing to the market price of our Common Stock, including many over which we have no control. These risks include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, international, economic and other market conditions.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our Common Stock, regardless of our operating performance.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. As a result of these factors, among others, the value of your investment may decline, and you may be unable to resell your shares of our Common Stock at or above the offering price.

These factors, among others, could significantly depress the trading price of the notes and the price of our Common Stock issued, if any, upon conversion of the notes.

Sales of additional shares of our Common Stock and hedging activities in connection with the notes offering could cause the price of our Common Stock to decline.

Sales of substantial amounts of our Common Stock in the public market, or the perception that those sales may occur, could adversely affect the trading price of our Common Stock and the notes. In addition, future issuances of equity securities, including pursuant to the exercise of options for those securities or the issuance of shares upon conversion of the notes, could dilute the interests of our existing stockholders, including holders who have received shares upon conversion of their notes, and could cause the market price for our Common Stock and the notes to decline. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding convertible securities, warrants or options or for other reasons.

As of December 31, 2009, there were:

•	5,034,610 shares of Common Stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $5.00;

•	1,148,479 shares of nonvested restricted stock; and

•	230,265 restricted share units issued to directors to be converted to Common Stock upon separation of service.

In addition, concurrently with this offering, we are offering 22,371,365 shares of our Common Stock at a public offering price of $4.47 (or a total of 25,727,069 shares of our Common Stock if the underwriters exercise their over-allotment option in full), pursuant to a separate prospectus supplement.

In addition, any Existing Convertible Notes not purchased in the related tender offer may be convertible into cash or a combination of cash and shares of our Common Stock in certain circumstances. See “Concurrent Offerings.” The price of our Common Stock could also be affected by possible sales of our Common Stock by investors who view the notes as a more attractive means of equity participation in our Company and by hedging or arbitrage trading activity involving our Common Stock that we expect to develop in connection with this offering. These activities could affect the trading price of the notes or any Common Stock that holders receive upon conversion of the notes.

We, our executive officers and directors, WL Ross Group, L.P. and certain of its affiliates, collectively referred to as WLR, and Fairfax Financial Holdings Limited and certain of its affiliates, collectively referred to as Fairfax, have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Morgan Stanley & Co. Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our Common Stock or securities convertible into or exercisable or exchangeable for our Common Stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Morgan Stanley & Co. Incorporated may in their sole discretion release all or some of the securities from these lock-up agreements.

Recent developments in the convertible debt markets may adversely affect the market value of the notes.

Governmental actions that interfere with the ability of convertible notes investors to effect short sales of the underlying common stock could significantly affect the market value of the notes. Such government actions would make the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of any company whose common stock was subject to such actions. At an open meeting on February 24, 2010, the SEC adopted a new short sale price test, which will take effect through an amendment to Rule 201 of Regulation SHO. The new Rule 201 will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent in one day, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. The rule will be effective in approximately eight months. If such new price test precludes convertible debt investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

Generally accepted accounting principles, or GAAP, require that an entity separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect on the accounting for the notes is that the equity component would be included in the additional paid-in-capital section of stockholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because GAAP requires interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our Common Stock and the trading price of the notes.

The conversion rate of the notes may not be adjusted for all dilutive events that may occur.

As described under “Description of Notes—Conversion Rights—Adjustments to the Conversion Rate,” we will adjust the conversion rate of the notes for certain events, including, among others:

•	the issuance of share dividends on our Common Stock;

•	the issuance of certain rights, options and warrants;

•	certain subdivisions and combinations of our capital stock;

•	certain distributions of capital stock, indebtedness, securities, property or assets; and

•	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of our Common Stock for cash or in connection with an acquisition, that may adversely affect the trading price of the notes or our Common Stock. If we engage in any of these types of transactions, the value of the shares of Common Stock underlying your notes may be impacted. An event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, may occur. Also, we will not increase the conversion rate to an amount that exceeds 223.7136 shares of Common Stock per $1,000 principal amount of notes (subject to adjustment in the same manner as the conversion rate).

Our election to pay cash in respect of some or all of our conversion obligation may have adverse consequences.

Our election to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares) or our irrevocable election of net share settlement of the notes as described under “Description of Notes—Conversion Rights,” may:

•	result in holders receiving no shares upon conversion or fewer shares relative to the conversion value of the notes;

•	reduce our liquidity;

•	delay holders’ receipt of the consideration due upon conversion; and

•	subject holders to market risk before receiving any shares upon conversion.

We will generally deliver the consideration due upon conversion of the notes as soon as practicable, but in no event later than three business days after (1) the last trading day in the cash settlement averaging period (if we have elected to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares) or we have irrevocably elected net share settlement of the notes), which will generally be at least 26 trading days after the date holders surrender their notes for conversion or (2) the conversion date (if we have elected to deliver solely shares of our Common Stock (other than solely cash in lieu of any fractional share) upon conversion of the notes or if we have irrevocably elected full physical settlement). In addition, if (1) we have elected to deliver cash in respect of all or a portion of our conversion obligation (other than solely cash in lieu of fractional shares) or (2) we have irrevocably elected net share settlement of the notes, because the consideration due upon conversion is based on the trading prices of our Common Stock during the cash settlement averaging period, any decrease in the price of our Common Stock after you surrender your notes for conversion may significantly decrease the value of the consideration you receive upon conversion. Furthermore, if the trading price of our Common Stock at the end of such period is below the average of the volume weighted average price of our Common Stock during such period, the value of any shares of Common Stock that you receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares of Common Stock you will receive.

The increase in the conversion rate applicable to notes that holders convert in connection with a make-whole fundamental change may not adequately compensate you for the lost value of your notes as a result of that fundamental change.

If a make-whole fundamental change occurs prior to the maturity date, we will, under certain circumstances, increase the conversion rate applicable to holders who convert their notes within a specified time frame. The amount of the increase in the conversion rate depends on the date when the make-whole fundamental change becomes effective and the applicable price, as described in this prospectus supplement. See “Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.”

Although the increase in the conversion rate is designed to compensate you for the lost value of your notes as a result of the make-whole fundamental change, the increase in the conversion rate is only an approximation of such lost value and may not adequately compensate you for the actual loss. In addition, you will not be entitled to an increased conversion rate if the applicable price is greater than $25.00 per share of Common Stock or less than $4.47 per share of Common Stock (in each case, subject to adjustment).

Our obligation to increase the conversion rate as described above could also be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies. In addition, we will not increase the conversion rate to an amount that exceeds 223.7136 shares of Common Stock per $1,000 principal amount of notes (subject to adjustment in the same manner as the conversion rate).

The conditional conversion features of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion features of the notes are triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our Common Stock (other than solely cash in lieu of any fractional share) or if we have irrevocably elected full physical settlement of the notes, we would be required to make cash payments to satisfy all or a portion of our conversion obligation based on the applicable conversion rate, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which could result in a material reduction of our net working capital.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the notes. However, the fundamental change provisions will not afford protection to holders of the notes in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us, as well as stock acquisitions by certain companies, would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders of notes would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the notes.

The notes and the guarantees of the notes are unsecured, are effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and are structurally subordinated to all liabilities of our subsidiaries that are not guarantors, including trade payables.

The notes and the guarantees of the notes are unsecured, are effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness, including the Senior Notes, which are being offered concurrently with the notes, and the ABL Loan Facility, to the extent of the assets securing such indebtedness.

The notes are structurally subordinated to all liabilities of our subsidiaries that are not guarantors, including trade payables. As of December 31, 2009, we and the guarantors had approximately $386.5 million of total consolidated outstanding indebtedness. In the event of our or our guarantors’ insolvency, bankruptcy, liquidation, reorganization, dissolution or winding up, we and our guarantors may not have sufficient assets to pay amounts due on any or all of the notes then outstanding. See “Description of Notes—Ranking” and “Description of Notes—Subsidiary Guarantees.”

Our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, is structurally subordinated to claims of that subsidiary’s creditors, including trade creditors. Even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by us. As of December 31, 2009, our subsidiaries had approximately $59.5 million of indebtedness.

Furthermore, none of our subsidiaries is under any obligation to make payments to us, and any payments to us would depend on the earnings or financial condition of our subsidiaries and various business considerations. Statutory, contractual or other restrictions may also limit our subsidiaries’ ability to pay dividends or make distributions, loans or advances to us. For these reasons, we may not have access to any assets or cash flows of our subsidiaries to make payments on the notes.

Future sales of our Common Stock by our major stockholders may depress our share price and influence our management policies.

WLR and Fairfax, which respectively own approximately 14% and 26% of our Common Stock as of December 31, 2009, may seek alternatives for the disposition of shares of our Common Stock. We have previously granted to WLR and to Fairfax “demand” and “piggyback” registration rights relating to their shares of our Common Stock. Sales of substantial amounts of our Common Stock in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline. In addition, if either WLR or Fairfax were to sell its entire holdings to one person, that person could have significant influence over our management policies.

Provisions of the notes could discourage an acquisition of us by a third party.

Certain provisions of the notes, the Existing Convertible Notes, the Existing Senior Notes and the Senior Notes, could make it more difficult or more expensive for a third party to acquire us. Upon the occurrence of certain transactions constituting a fundamental change, holders of the notes will have the right, at their option, to require us to repurchase, at a cash repurchase price equal to 100% of the principal amount plus accrued and unpaid interest on the notes, all of their notes or any portion of the principal amount of such notes in integral multiples of $1,000. Holders of the Existing Convertible Notes, the Existing Senior Notes and the Senior Notes have or will have, as applicable, similar rights in similar instances. We may also be required to increase the conversion rate upon conversion of such notes in the event of a make-whole fundamental change. In addition, the indenture that will govern the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes.

If you hold notes, you will not be entitled to any rights with respect to our Common Stock, but you will be subject to all changes made with respect to our Common Stock.

If you hold notes, you will not be entitled to any rights with respect to our Common Stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Common Stock), but you will be subject to all changes affecting our Common Stock. You will have the rights with respect to (and will be the record holder of) our Common Stock only on the conversion date (if we have elected to deliver solely shares of our Common Stock (other than solely cash in lieu of any fractional share) upon conversion of the notes or if we have irrevocably elected full physical settlement of the notes) or the last trading day of the applicable cash settlement averaging period (if we have elected to deliver cash in respect of a portion (but not all) of our conversion obligation (other than solely cash in lieu of fractional shares) or we have irrevocably elected net share settlement of the notes), and only to the extent that we are obligated to deliver to you shares of Common Stock in respect of our conversion obligation. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of our Common Stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock. In addition, because the notes may be settled by delivery of solely cash, you may not receive any shares upon conversion.

We do not intend to pay cash dividends on our Common Stock in the foreseeable future.

We have never declared or paid a cash dividend, and we currently do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.” If we were to decide in the future to pay dividends, our ability to do so would be dependent on the ability of our subsidiaries to make cash available to us, by dividend, debt repayment or otherwise. The ability of our subsidiaries to make cash available to us is limited by restrictions in our ABL Loan Facility, the indenture governing our Existing Senior Notes and the indenture that will govern the new Senior Notes. Because we do not anticipate paying cash dividends for the foreseeable future, holders who convert their notes and receive shares of our Common Stock will not realize a return on their investment unless the trading price of our Common Stock appreciates, which we cannot assure.

We are dependent upon dividends from our subsidiaries to meet our debt service obligations.

We are a holding company and conduct all of our operations through our subsidiaries. Our ability to meet our debt service obligations is dependent on receipt of dividends from our direct and indirect subsidiaries. The ABL Loan Facility contains, and future borrowings by our subsidiaries may contain, restrictions or prohibitions on the payment of dividends by our subsidiaries to us. See “ABL Loan Facility.” In addition, applicable state corporate law may limit the ability of our subsidiaries to pay dividends to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries, applicable laws or state regulation will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the notes when due.

An adverse rating of the notes may cause their trading price to fall.

We do not intend to rate the notes, but if a rating agency rates the notes, it may assign a rating that is lower than the ratings assigned to our other debt. Ratings agencies also may lower ratings on the notes in the future. If rating agencies assign a lower-than-expected rating or reduce, or indicate that they may reduce, their ratings in the future, the trading price of the notes could significantly decline.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes will be new securities for which no established trading market currently exists. We do not intend to list the notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes as permitted by applicable laws and regulations; however, the underwriters are not obligated to make a market in the notes, and they may discontinue their market-making activities at any time without notice. Therefore, an active market for the notes may not develop or, if developed, it may not continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market, if any, for the notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your notes. The liquidity of any market for the notes and pricing for the notes will depend upon various factors, including:

•	the number of holders of the notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for similar debt securities;

•	our financial performance and prospects;

•	the prospects for companies in the mining industry generally; and

•	prevailing interest rates.

You may have to pay U.S. federal income taxes if we adjust the conversion rate in certain circumstances, even if you do not receive any cash.

We will adjust the conversion rate of the notes for stock splits and combinations, stock dividends, cash dividends and certain other events. See “Description of Notes—Conversion Rights—Adjustments to the Conversion Rate.” Under certain circumstances, if we adjust the conversion rate, you may be treated as having received a constructive dividend from us, resulting in taxable income to you for U.S. federal income tax purposes, even though you would not receive any cash in connection with the conversion rate adjustment and even though you might not exercise your conversion right. See “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Constructive Distributions” and “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Taxation of Non-U.S. Holders—Distributions on Common Stock and Constructive Distributions.”

Our ability to realize our deferred tax assets may be reduced if our estimates of future taxable income and tax planning strategies do not support the carrying amount, and the value of net operating loss carryforwards may be reduced if sales of our securities result in an “ownership change” as defined for U.S. federal income tax purposes.

As of December 31, 2009, we had deferred tax assets, net of valuation allowances, of $211.4 million. These and future deferred tax assets may be reduced if our estimates of future taxable income from our operations and tax planning strategies do not support the amount of the deferred tax assets.

It is possible that this offering and the concurrent Common Stock offering may cause a reduction in the value of our net operating loss, or NOL, carryforwards realizable for income tax purposes. Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes restrictions on the use of a corporation’s NOLs, as well as certain recognized built-in losses and other carryforwards, after an “ownership change” occurs. A Section 382 “ownership change” occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. Even if the issuance of any Common Stock in connection with a conversion of the notes and the concurrent Common Stock offering does not cause an “ownership change,” other future issuances or sales of our Common Stock (including certain transactions involving our Common Stock that are outside of our control) could also result in an “ownership change” under Section 382. If an “ownership change” occurs, Section 382 would impose an annual limit on the amount of pre-change NOLs and other losses we can use to reduce our taxable income generally equal to the product of the total value of our outstanding equity immediately prior to the “ownership change” (subject to certain adjustments) and the applicable federal long-term tax-exempt interest rate for the month of the “ownership change.” The applicable rate for “ownership changes” occurring in the month of March 2010 is 4.03%.

Because U.S. federal NOLs generally may be carried forward for up to 20 years, the annual limitation may effectively provide a cap on the cumulative amount of pre-“ownership change” losses, including certain recognized built-in losses, that may be utilized. Such pre-“ownership change” losses in excess of the cap may be lost. In addition, if an “ownership change” were to occur, it is possible that the limitations imposed on our ability to use pre-“ownership change” losses and certain recognized built-in losses could cause a net increase in our U.S. federal income tax liability and U.S. federal income taxes to be paid earlier than otherwise would be paid if such limitations were not in effect. Further, if the amount or value of these deferred tax assets is reduced, such reduction would have a negative impact on the book value of our Common Stock.

USE OF PROCEEDS

The net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $95.75 million (or $110.30 million if the underwriters exercise their over-allotment option in full). In addition, the aggregate net proceeds from the concurrent offering of our Common Stock, after deducting underwriting discounts and commissions and estimated offering expenses, will be approximately $93.75 million (or $107.92 million if the underwriters exercise their over-allotment option in full). We intend to use the net proceeds of this offering, together with any net proceeds from the concurrent offering of our Common Stock and with cash on hand, if necessary, to finance a cash tender offer to repurchase up to $139.5 million aggregate principal amount of our outstanding Existing Convertible Notes and to use any excess for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Pending any ultimate use of any portion of the proceeds from this offering, we intend to invest the net proceeds in our money market account.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges(1) for the periods presented.

Year Ended December 31,
2009	2008	2007	2006	2005
1.54x	— (2)	— (2)	0.10x(2)	4.03x

(1)	The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges and the impact of capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense considered to be a reasonable approximation of interest.
(2)	The amount of additional earnings needed to obtain a ratio of earnings to fixed charges of 1x was approximately $55.6 million, $238.9 million and $19.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

PRICE RANGE OF COMMON STOCK

Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.” The following table sets forth, for the periods indicated, the high and low sales prices per share of our Common Stock as reported on the New York Stock Exchange.

	High	Low
Year Ended December 31, 2008:
First Quarter	7.17	4.75
Second Quarter	13.90	6.00
Third Quarter	13.37	5.52
Fourth Quarter	6.19	1.50

Year Ended December 31, 2009:
First Quarter	3.24	1.09
Second Quarter	3.70	1.54
Third Quarter	4.59	2.24
Fourth Quarter	5.35	3.47

Year Ending December 31, 2010:
First Quarter (through March 10, 2010)	4.89	3.36

There were approximately 249 stockholders of record of our Common Stock as of January 20, 2010. The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.

DIVIDEND POLICY

We have never declared or paid a dividend on our Common Stock. We may retain any future earnings to support the development and expansion of our business or make additional payments under our ABL Loan Facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our ABL Loan Facility and the indentures that govern the Existing Senior Notes and the Senior Notes limit us from paying cash dividends or other payments or distributions with respect to our capital stock in excess of certain amounts. In addition, the terms of any future credit agreement or indenture may contain similar restrictions on our ability to pay dividends or make payments or distributions with respect to our capital stock.

CAPITALIZATION

The following table sets forth our cash position and capitalization as of December 31, 2009:

•	on an actual basis;

•

on an adjusted basis to give effect to (i) the issuance of $100.0 million aggregate principal amount of the notes in this offering (assuming no exercise of the over-allotment option) and the use of the net proceeds therefrom, together with cash on hand, to repurchase approximately $82.6 million principal amount of our Existing Convertible Notes, (ii) the entry into our ABL Loan Facility and the retirement of our prior senior secured credit facility, and (iii) the issuance of 6,198,668 shares of Common Stock in January 2010 in private exchanges for $22.0 million principal amount of Existing Convertible Notes; and

•

on a further adjusted basis to give effect to (i) the issuance of 22,371,365 shares of our Common Stock in the concurrent Common Stock offering at the public offering price of $4.47 per share (assuming no exercise of the over-allotment option) and the use of the net proceeds therefrom to repurchase the remainder of our Existing Convertible Notes and (ii) the issuance of $200.0 million aggregate principal amount of Senior Notes in the concurrent Senior Notes offering and the use of the net proceeds therefrom to repurchase $175.0 million aggregate principal amount of our Existing Senior Notes.

Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings or the Tender Offers.

The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and incorporated by reference into this prospectus supplement.

	December 31, 2009
	Actual	As Adjusted	As Further Adjusted(8)
	(in thousands, except share data)

Cash and cash equivalents	$92,641	$78,230	$87,719

Long-term debt and capital leases:
Prior senior secured credit facility	—	—	—
ABL Loan Facility(1)	—	—	—
9.00% Convertible Senior Notes due 2012, net of debt discount of $9,480 actual and $3,341 as adjusted(2)	152,022	53,517	—
10.25% Senior Notes due 2014	175,000	175,000	—
4.00% Convertible Senior Notes due 2017, net of debt discount of $33,564(3)	—	66,436	66,436
Senior Secured Second-Priority Notes due 2018, net of debt discount of $3,000(4)	—	—	197,000
Equipment Notes	54,417	54,417	54,417
Capital Leases and other	2,870	2,870	2,870

Total long-term debt and capital leases	$384,309	$352,240	$320,723

Stockholders’ equity:
Preferred stock, par value $0.01 per share, 200,000,000 shares authorized, none issued	$—	$—	$—
Common stock, par value $0.01 per share; 2,000,000,000 shares authorized, 172,820,047 and 172,812,726 shares issued and outstanding, respectively (actual); 179,018,715 and 179,011,394 shares issued and outstanding, respectively (as adjusted); 201,390,080 and 201,382,759 shares issued and outstanding, respectively (as further adjusted)(5)	1,728	1,790	2,014
Treasury stock	(14)	(14)	(14)
Additional paid-in-capital(6)	732,124	756,759	835,856
Accumulated other comprehensive income (loss)	1,048	1,048	1,048
Retained deficit	(125,713)	(132,326)	(143,255)

Total stockholders’ equity(7)	$609,173	$627,257	$695,649

Total long-term debt, capital leases and stockholders’ equity(7)	$993,482	$979,497	$1,016,372

(1)	The ABL Loan Facility is a $125.0 million facility (which, subject to certain conditions, at any time prior to maturity, may be increased to a maximum of $200.0 million), subject to a borrowing base limitation, with a four-year maturity. We have $73.6 million of letters of credit outstanding under our ABL Loan Facility.
(2)	Effective January 1, 2009, we adopted ASC Subtopic 470-20, Debt with Conversion and Other Options (ASC 470-20). Under ASC 470-20, our $161.5 million principal amount of Existing Convertible Notes outstanding as of December 31, 2009 are presented net of debt discount of $9.5 million, reducing the carrying amount to $152.0 million and our as adjusted $56.8 million principal amount of Existing Convertible Notes are presented net of debt discount of $3.3 million, reducing the carrying amount to $53.5 million in the table above.
(3)	Under ASC 470-20, we would have recorded debt discount of $33.6 million related to the notes offered hereby of $100.0 million as of December 31, 2009, reducing the carrying amount to $66.4 million in the table above.
(4)	Assumes the issuance of the Senior Notes at 98.5%.
(5)	Does not include as of December 31, 2009: (i) 5,034,610 shares of Common Stock issuable upon the exercise of stock options outstanding with a weighted-average exercise price of $5.00; (ii) 1,148,479 shares of nonvested restricted stock; (iii) 230,265 restricted share units issued to directors to be converted to Common Stock upon separation of service; and (iv) shares of Common Stock that may be issued upon conversion of the notes and Existing Convertible Notes.
(6)	“As Adjusted” column reflects increases of $25.7 million related to the issuance of Common Stock in private exchanges for our Existing Convertible Notes in January 2010 and $20.0 million related to the issuance of the notes offered hereby, as well as a decrease of $21.0 million related to the repurchase of approximately $82.6 million of our Existing Convertible Notes. “As Further Adjusted” column reflects an increase of $93.5 million related to the issuance of our Common Stock in the concurrent Common Stock offering and a decrease of $14.4 million related to the repurchase of the remaining Existing Convertible Notes.
(7)	Does not include noncontrolling interest.
(8)	Assumes that all of the Existing Convertible Notes are tendered and purchased in the relevant Tender Offer at an aggregate purchase price of approximately $168.8 million, representing 121% of the aggregate principal amount thereof. Assumes that all of the Existing Senior Notes are tendered and purchased in the relevant Tender Offer at an aggregate purchase price of approximately $187.7 million, representing 107.25% of the aggregate principal amount thereof.

DESCRIPTION OF NOTES

We will issue the notes under an indenture among us, the subsidiary guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as trustee (which we refer to as the “trustee”), to be dated as of March 16, 2010, together with the first supplemental indenture, to be dated as of March 16, 2010. We refer to the indenture as so supplemented as the “indenture.”

The following summary of the terms of the notes and the indenture does not purport to be complete and is subject, and qualified in its entirety by reference, to the detailed provisions of the notes and the indenture. We will provide copies of the indenture and the note to you upon request, and they will also be available for inspection at the office of the trustee. Those documents, and not this description, define your legal rights as a holder of the notes. In the case of any inconsistency between this description and the “Description of Debt Securities” in the accompanying prospectus, this description will govern.

For purposes of this summary, the terms “International Coal Group, Inc.,” “we,” “us” and “our” refer only to International Coal Group, Inc. and not to any of its subsidiaries, unless we specify otherwise. Unless the context requires otherwise, the term “interest” as used in this prospectus supplement and the accompanying prospectus includes “additional interest” payable pursuant to the provisions of the second paragraph under the caption “—Events of Default” below.

General

We are offering $100.0 million aggregate principal amount of our Convertible Senior Notes due 2017 (the “notes”) (or $115.0 million if the underwriters exercise their over-allotment option in full). The notes will bear interest at a rate of 4.00% per annum payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2010, to holders of record at the close of business on the preceding March 15 and September 15, respectively, except as described below.

The notes we are offering:

•	will be issued in denominations of integral multiples of $1,000 principal amount;

•

will be guaranteed on a senior unsecured basis by all of our existing and future domestic subsidiaries that are material subsidiaries or that guarantee the ABL Loan Facility on a senior basis as described under “—Subsidiary Guarantees”;

•	will be our unsecured indebtedness and are equal in right of payment to our and our subsidiary guarantors’ other senior unsecured indebtedness as described under “—Ranking”;

•	will not be redeemable at our option prior to their maturity date;

•

will be convertible by holders under certain circumstances and during specified time periods into shares of our Common Stock, cash, or a combination of cash and shares of our Common Stock, at our election, as described below under “—Conversion Rights,” at an initial conversion rate of 172.0874 shares of Common Stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $5.81 per share of Common Stock);

•

will be subject to repurchase by us at the option of the holder upon a fundamental change, as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date; and

•	will bear additional interest if we fail to comply with the obligations we describe under the heading “—Reporting” below.

The notes mature on April 1, 2017. All cash payments on the notes will be made in U.S. dollars.

We will issue the notes in denominations of integral multiples of $1,000 principal amount, without coupons. We will initially issue the notes as global securities in book-entry form, and notes may be issued in certificated form in only those circumstances described under “—Book-Entry, Delivery and Form—Certificated Notes.” We will make payments in respect of notes represented by global securities by wire transfer of immediately available funds to The Depository Trust Company, or DTC, or its nominee as registered owner of the global securities.

In the event the notes are in certificated form, you may convert notes at the office of the conversion agent, present notes for registration of transfer at the office of the registrar for the notes and present notes for payment at maturity at the office of the paying agent, and otherwise you must comply with applicable DTC procedures. We have appointed the trustee as the initial conversion agent, registrar, bid solicitation agent and paying agent for the notes.

We will not provide a sinking fund for the notes. The indenture will not contain any financial covenants and will not limit our ability to incur additional indebtedness, including senior or secured indebtedness, pay dividends or repurchase our securities. In addition, the indenture will not provide any protection to holders of notes in the event of a highly leveraged transaction or a change in control, except as, and only to the limited extent, described under “—Conversion Rights—Adjustment to the Conversion Rate Upon The Occurrence of a Make-Whole Fundamental Change,” “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” and “—Consolidation, Merger and Sale of Assets” in this prospectus supplement.

If any payment date with respect to the notes falls on a day that is not a business day, we will make the payment on the next business day. The payment made on the next business day will be treated as though it had been made on the original payment date, and no interest will accrue on the payment for the additional period of time.

Substantially all of the personal property and all other material assets of International Coal Group, Inc. and the subsidiary guarantors have been or will be pledged to secure our obligations to our secured creditors, including obligations under the ABL Loan Facility and our Senior Secured Second-Priority Notes due 2018 (the “Senior Notes”). In the event our secured creditors exercise their rights with respect to their pledged assets, our secured lenders would be entitled to be repaid in full from the liquidation of those assets before those assets would be available for distribution to our other creditors, including holders of the notes. See “Risk Factors—Risks Related to the Notes, Our Common Stock and This Offering—The notes and the guarantees of the notes are unsecured, are effectively subordinated to all of our and our guarantors’ existing and future secured indebtedness (to the extent of the assets securing such indebtedness) and are structurally subordinated to all liabilities of our subsidiaries that are not guarantors, including trade payables.”

Additional Notes

We may, without the consent of holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any difference in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby, provided that such additional notes constitute part of the same issue as the notes offered hereby for U.S. federal income tax purposes. The notes offered by this prospectus supplement and any such additional notes would rank equally and ratably and would be treated as a single series of debt securities for all purposes under the indenture.

Ranking

The notes will be our and our subsidiary guarantors’ unsecured senior obligations and will rank equally with all our and our subsidiary guarantors’ other unsecured senior indebtedness, including our 10.25% Senior Notes due 2014 and 9.00% Convertible Senior Notes due 2012. The notes will rank senior to all of our and our subsidiary guarantors’ indebtedness that is expressly subordinated to the notes and the guarantees, but will be effectively subordinated to any of our and our subsidiary guarantors’ existing and future secured indebtedness, including our Senior Notes, which are being offered concurrently with the notes, and indebtedness under the ABL Loan Facility, to the extent of the assets securing such indebtedness, and to all liabilities of our subsidiaries that are not guarantors.

The notes will also be effectively subordinated to all liabilities, including trade payables and lease obligations, of our subsidiaries that are not guarantors, if any. Claims of creditors of these subsidiaries, including trade creditors, will generally have priority as to the assets of these subsidiaries over claims by us and such guarantors and the holders of our indebtedness, including the notes and note guarantees.

As of December 31, 2009, we and the guarantors had approximately $386.5 million of total consolidated outstanding indebtedness.

The indenture will not limit the amount of additional indebtedness, including senior or secured indebtedness, which we can create, incur, assume or guarantee, nor will the indenture limit the amount of indebtedness or other liabilities that our subsidiaries can create, incur, assume or guarantee.

Subsidiary Guarantees

The notes will be guaranteed on a senior unsecured basis by each of our existing and future domestic subsidiaries that (1) would be a “significant subsidiary,” as defined in Article 1, Rule 1-02 of Regulation S-X promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”) (except that all references to “10 percent” in such definition shall be replaced with “5 percent”) or (2) guarantee indebtedness under the ABL Loan Facility. The subsidiary guarantors will, jointly and severally, and irrevocably guarantee our payment and other obligations under the notes. Under the terms of the full and unconditional guarantees, holders of the notes will not be required to exercise their remedies against us before they proceed directly against the subsidiary guarantors. See “Description of Debt Securities—Guarantees” in the accompanying prospectus.

Interest Payments

We will pay interest on the notes at a rate per annum set forth on the cover of this prospectus supplement payable semi-annually in arrears on each April 1 and October 1 of each year, beginning on October 1, 2010. Except as described below, we will pay interest that is due on an interest payment date to holders of record at the close of business on the preceding March 15 and September 15, respectively. Interest will accrue on the notes from, and including, March 16, 2010 or from, and including, the last date in respect of which interest has been paid or provided for, as the case may be, to, but excluding, the next interest payment date or maturity date, as the case may be. We will pay interest on the notes on the basis of a 360-day year consisting of twelve 30-day months.

If notes are converted after the close of business on a record date but prior to the open of business on the next interest payment date, holders of such notes at the close of business on the record date will, on the corresponding interest payment date, receive the full amount of the interest payable on such notes on that interest payment date notwithstanding the conversion. However, a holder who surrenders a note for conversion after the close of business on a record date but prior to the open of business on the next interest payment date must pay to the conversion agent, upon surrender, an amount equal to the full amount of interest payable on the corresponding interest payment date on the note so converted; provided that no such interest payment need be made:

•	if the note is surrendered for conversion after the close of business on the record date immediately preceding the maturity date;

•

if we have specified a repurchase date following a fundamental change that is after a record date but on or prior to the next interest payment date, and the note is surrendered for conversion after the close of business on such record date and on or before the open of business on such interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

For a description of when we must pay additional interest, if any, see “—Events of Default.”

Conversion Rights

If the conditions for conversion of the notes described under “—Conditions for Conversion” and “—Conversion Procedures” are satisfied, holders of notes may, subject to prior maturity or repurchase, convert their notes in integral multiples of $1,000 principal amount at an initial conversion rate of 172.0874 shares of Common Stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $5.81 per share of Common Stock). The conversion rate, and thus the conversion price, will be subject to adjustment as described below. Except as described below, we will not make any payment or other adjustment on conversion with respect to any accrued interest on the notes, and we will not adjust the conversion rate to account for accrued and unpaid interest. Instead, accrued interest will be deemed to be paid by the consideration received by the holder upon conversion. As a result, accrued interest is deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon conversion of the notes into a combination of cash and shares of our Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

We will not issue fractional shares upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the closing sale price (as defined below) of our Common Stock on the conversion date (if we deliver solely our Common Stock to satisfy our conversion obligation, other than solely cash in lieu of fractional shares, including if we have irrevocably elected full physical settlement upon conversion) or the closing sale price of our Common Stock on the last trading day of the relevant cash settlement averaging period (as defined below under “—Settlement Upon Conversion”) (if we pay cash to satisfy a portion, but less than all, of our conversion obligation, other than solely cash in lieu of any fractional share, including if we have irrevocably elected net share settlement upon conversion).

In certain circumstances, a holder must, upon conversion, pay interest if the conversion occurs after the close of business on a record date and prior to the open of business on the next interest payment date. See “—Interest Payments” above. A note for which a holder has delivered a fundamental change repurchase notice, as described below, requiring us to repurchase the note may be surrendered for conversion only if the holder timely withdraws the notice in accordance with the indenture, unless we default in the payment of the fundamental change repurchase price.

“Closing sale price” on any date means the per share price of our Common Stock on such date, determined (i) on the basis of the closing per share sale price (or if no closing per share sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal U.S. national or regional securities exchange on which shares of our Common Stock are listed; or (ii) if shares of our Common Stock are not listed on a U.S. national or regional securities exchange, as reported by Pink OTC Markets Inc. or a similar organization; provided that the closing sale price will be determined without regard to after-hours trading or extended market making; provided further, that, in the event our Common Stock is not so listed or reported, the board of directors will, in its good faith and reasonable determination, determine the closing sale price.

Conditions for Conversion

The notes will be convertible only during certain periods or in certain circumstances, which we describe below. If the notes become convertible, we will provide written notice to each registered holder, at its address appearing in the security register, and we will publicly announce, through a reputable national newswire service, that the notes have become convertible, stating, among other things:

•	the event causing the notes to become convertible;

•	the time during which the notes will be convertible as a result of that event;

•	if that event is a transaction described under “—Conversion Upon the Occurrence of Certain Corporate Transactions,” the anticipated effective date of the transaction; and

•	the procedures holders must follow to convert their notes, including the name and address of the conversion agent.

We will mail the notice, and make the public announcement, as soon as practicable, but in no event later than the open of business on the business day following the date the notes become convertible as a result of the event.

Holders may surrender their notes for conversion only in the following circumstances:

Conversion Based on Price of Shares of Common Stock

Prior to January 1, 2017, holders may surrender their notes for conversion during any calendar quarter after the calendar quarter ending June 30, 2010 (and only during such calendar quarter), if the “closing sale price” of our Common Stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price of the notes (the “conversion trigger price”) in effect on the last trading day of the immediately preceding calendar quarter.

Our board of directors will make appropriate adjustments to the closing sale price, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-date” of the event occurs, during the 30 consecutive trading day period described above.

Conversion Upon Satisfaction of the Trading Price Condition

Prior to January 1, 2017, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period (we refer to this five consecutive trading day period as the “note measurement period”) in which the trading price per $1,000 principal amount of the notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day in that note measurement period was equal to or less than 97% of the conversion value of the notes on such trading day. We refer to this condition as the “trading price condition.”

Solely for purposes of the trading price condition, the “conversion value” per $1,000 principal amount of notes on each trading day in the note measurement period will be the product of the closing sale price per share of Common Stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5.0 million principal amount of notes at approximately 3:30 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the bid solicitation agent can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the bid solicitation agent can reasonably obtain only one such bid, then that one bid will be used. Even still, if on a given day:

•	the bid solicitation agent cannot reasonably obtain at least one bid for $5.0 million principal amount of the notes from an independent nationally recognized securities dealer; or

•

in the reasonable, good faith judgment of our board of directors, the bid quotation or quotations that the bid solicitation agent has obtained are not indicative of the secondary market value of the notes;

then the trading price per $1,000 principal amount of the notes will be deemed to be equal to 97% of the product of the closing sale price of our Common Stock on that day and the conversion rate in effect on that day. If we do not so instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be equal to 97% of the conversion value of the notes on each day we fail to do so.

The bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $250,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes for each of the next five trading days and, if necessary, on each succeeding trading day until the trading price condition is no longer satisfied.

The trustee will initially act as the bid solicitation agent.

Conversion Upon the Occurrence of Certain Corporate Transactions

If, prior to January 1, 2017:

•

a “fundamental change,” as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” or a “make-whole fundamental change,” as described under “—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” occurs; or

•

we are party to a consolidation, merger or binding share exchange pursuant to which all of our Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then a holder may surrender its notes for conversion at any time during the period that begins on, and includes, the 30th business day (or such shorter period as is required pursuant to clause (ii) below) before the date we originally announce as the anticipated effective date of the transaction and ends on, and includes, the 30th business day after the actual effective date of the transaction. In addition, if the transaction is a “make-whole fundamental change,” then the notes may also be surrendered for conversion at any time during the “make-whole conversion period” described under “—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” and if the transaction is a “fundamental change,” then the notes may also be surrendered for conversion at any time until, and including, the fundamental change repurchase date for that fundamental change. Holders that convert their notes in connection with a “make-whole fundamental change” may in some circumstances also be entitled to an increased conversion rate. See “—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change.” We will notify holders and the trustee (i) as promptly as practicable following the date we publicly announce such transaction but, subject to clause (ii) below, in no event less than 30 business days prior to the anticipated effective date of such transaction or (ii) if we do not have knowledge of such transaction at least 30 business days prior to the anticipated effective date of such transaction, within two business days of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

In addition, if we elect to:

•

distribute to all or substantially all holders of our Common Stock any rights, options or warrants entitling them, for a period of not more than 45 days after the record date of such distribution, to purchase or subscribe for shares of our Common Stock at a price per share less than the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; or

•

distribute to all or substantially all holders of our Common Stock our assets, debt securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the closing sale price of our Common Stock on the trading day preceding the date of announcement for such distribution, then we must mail to registered holders written notice of the action or event at least 30 business days before the ex-date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately preceding the ex-date and our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time.

Conversion Prior to the Maturity Date

The notes may be surrendered for conversion at any time from, and including, January 1, 2017 to, and including, the business day immediately preceding April 1, 2017.

Conversion Procedures

To convert its note into shares of our Common Stock, cash or a combination of cash and shares of our Common Stock, as the case may be, a holder must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date.

The date a holder complies with these requirements is the “conversion date” under the indenture. If a holder holds a beneficial interest in a global note, to convert such note, a holder must comply with the last two requirements listed above and comply with DTC’s procedures for converting a beneficial interest in a global note. A holder receiving shares of our Common Stock upon conversion will not be entitled to any rights as a holder of our Common Stock, including, among other things, the right to vote and receive dividends and notices of shareholder meetings, until the close of business on the conversion date (if we deliver solely shares of our Common Stock in respect of our conversion obligation, other than solely cash in lieu of fractional shares, including if we have irrevocably elected full physical settlement upon conversion) or the close of business on the last trading day of the applicable cash settlement averaging period (if we deliver cash in respect of a portion (but not all) of our conversion obligation, other than solely cash in lieu of any fractional share, including if we have irrevocably elected net share settlement upon conversion).

Settlement Elections

Upon conversion of the notes, we will pay or deliver, as the case may be, to holders, at our election, shares of our Common Stock (together with cash in lieu of any fractional share), cash or a combination of cash and shares of our Common Stock (together with cash in lieu of any fractional share) in satisfaction of our conversion obligation.

We will inform the applicable holders through the trustee of the method we choose to satisfy our obligation upon conversion (and the specified cash amount (as defined below under “—Cash Settlement Notices”), if applicable), as follows:

•

in respect of notes to be converted during the period beginning on, and including, the 22nd business day immediately preceding the maturity date for the notes and ending on, and including, the business day immediately preceding such maturity date, no later than the 23rd business day immediately preceding the maturity date; and

•	in all other cases, no later than two business days following the applicable conversion date.

If we do not give any notice within the time periods described as to how we intend to settle, and we have not made an irrevocable net share settlement election, we will satisfy our conversion obligation by delivering solely shares of our Common Stock (other than any cash in lieu of fractional shares).

Upon surrender of your notes for conversion, we will deliver cash, shares of our Common Stock or a combination thereof as described below under “—Settlement Upon Conversion.”

Irrevocable Election of Net Share Settlement

At any time on or prior to the 23rd business day immediately preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by paying cash up to the aggregate principal amount of notes to be converted and delivering shares of our Common Stock, cash or a combination thereof in respect of the remainder, if any, of our conversion obligation. We refer to this election as a “net share settlement election,” which will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

Irrevocable Election of Full Physical Settlement

At any time on or prior to the 23rd business day immediately preceding the maturity date, we may irrevocably elect to satisfy our conversion obligation with respect to the notes to be converted after the date of such election by delivering solely shares of our Common Stock (other than solely cash in lieu of any fractional share). We refer to this election as a “full physical settlement election,” which will be in our sole discretion without the consent of the holders of notes.

Upon making such election, we will promptly (i) issue a press release and post such information on our website or otherwise publicly disclose this information and (ii) provide written notice to the holders of the notes in a manner contemplated by the indenture, including through the facilities of the DTC.

Cash Settlement Notices

If we choose to satisfy a portion (but not all) of our conversion obligation in cash, other than solely cash in lieu of any fractional share, or if we have irrevocably elected net share settlement upon conversion, we will notify holders as described above of the amount to be satisfied in cash as a fixed dollar amount per $1,000 principal amount of notes (the “specified cash amount”). If we have previously irrevocably elected net share settlement upon conversion as described above, the specified cash amount must be at least $1,000. If we have made an irrevocable net share settlement election or we otherwise choose to satisfy a portion (but not all) of our conversion obligation in cash (other than solely cash in lieu of any fractional share), and we fail to timely notify converting holders of the specified cash amount, the specified cash amount will be deemed to be $1,000.

We will treat all converting holders with the same conversion date in the same manner. Except for any conversions that occur on or after the 22nd business day immediately preceding the maturity date, we will not have any obligation to settle conversions occurring on different conversion dates in the same manner. That is, we may choose with respect to one conversion date to settle by delivering solely shares of our Common Stock and choose with respect to another conversion date to settle by paying cash or paying or delivering, as the case may be, a combination of cash and shares of our Common Stock.

Settlement Upon Conversion

If we elect to settle a conversion of notes by delivering solely shares of our Common Stock (other than solely cash in lieu of fractional shares), including if we have irrevocably elected full physical settlement upon conversion, such settlement will occur within three business days of the relevant conversion date.

Except in connection with certain make-whole fundamental changes described in the second bullet of the definition thereof, where the consideration is comprised entirely of cash as described under “—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change—The Increase in the Conversion Rate,” settlements made entirely or partially in cash (other than solely cash in lieu of fractional shares) or following an irrevocable net share settlement election will occur on the third business day following the final trading day of the applicable cash settlement averaging period.

The amount of cash and number of shares of our Common Stock, as the case may be, due upon conversion will be determined as follows:

(1)	if we elect to satisfy the entire conversion obligation by delivering shares of our Common Stock, including if we have irrevocably elected full physical settlement upon conversion, we will deliver to the converting holder a number of shares of our Common Stock equal to (i) (A) the aggregate principal amount of notes converted, divided by (B) $1,000, multiplied by (ii) the conversion rate in effect on the relevant conversion date (provided that we will deliver cash in lieu of fractional shares as described above);

(2)	if we elect to satisfy the entire conversion obligation in cash, we will pay to the converting holder, for each $1,000 principal amount of notes converted, cash in an amount equal to the sum of the daily conversion values (as defined below) for each of the 20 consecutive trading days in the relevant cash settlement averaging period; and

(3)	if we elect to satisfy the conversion obligation by paying or delivering, as the case may be, a combination of cash and shares of our Common Stock, including if we have made an irrevocable net share settlement election, we will pay or deliver to the converting holder, for each $1,000 principal amount of notes converted, cash and shares of our Common Stock, if any, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 consecutive trading days in the relevant cash settlement averaging period.

The “daily settlement amount” for each of the 20 consecutive trading days in the cash settlement averaging period, will consist of:

•	cash equal to the lesser of (i) the specified cash amount per note, divided by 20 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•

to the extent the daily conversion value exceeds the daily measurement value, a number of shares of our Common Stock equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the volume-weighted average price of our Common Stock on such trading day.

“Daily conversion value” means, for each of the 20 consecutive trading days in the cash settlement averaging period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate and (ii) the volume-weighted average price of our Common Stock on such trading day.

The “volume-weighted average price” per share of our Common Stock on any trading day means such price as displayed on Bloomberg (or any successor service) page ICO.N <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day; or, if such price is not available, the volume-weighted average price means the market value per share of Common Stock on such day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

The “cash settlement averaging period” means:

•

with respect to any conversion date occurring on or after the 22nd business day immediately preceding the maturity date, the 20 consecutive trading day period beginning on, and including, the 22nd business day immediately preceding the maturity date; or

•	in all other cases, the 20 consecutive trading day period beginning on, and including, the third business day immediately following the relevant conversion date.

“Trading day” means, with respect to shares of our Common Stock or the relevant security, a day during which (i) trading in shares of our Common Stock or such other security generally occurs, and (ii) a market disruption event (as defined below) has not occurred; provided that if shares of our Common Stock or such other security is not listed for trading or quotation on or by any exchange, bureau or other organization, “trading day” will mean any business day.

“Market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which shares of our Common Stock or the relevant securities are listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for shares of our Common Stock or the relevant securities for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in shares of our Common Stock (or the relevant securities) or in any options, contracts or future contracts relating to shares of our Common Stock (or the relevant securities).

“Scheduled trading day” means, with respect to shares of our Common Stock or the relevant security, a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which shares of our Common Stock or the relevant securities are listed or admitted for trading. If shares of our Common Stock or the relevant securities are not so listed or admitted for trading, “scheduled trading day” means any business day.

Adjustments to the Conversion Rate

The applicable conversion rate will be subject to adjustment, without duplication, upon the occurrence of any of the following events:

(1)	If we issue shares of our Common Stock as a dividend or distribution on shares of our Common Stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 ×	OS’
OS0

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

CR’ =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be;

OS0 =	the number of shares of our Common Stock outstanding immediately prior to the open of business on the ex-date for such dividend or distribution, or the open of business on the effective date of such share split or share combination, as the case may be; and

OS’ =	the number of shares of our Common Stock outstanding immediately after such dividend or distribution, or such share split or share combination, as the case may be.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all or substantially all holders of our Common Stock any rights, options or warrants entitling them, for a period expiring not more than 45 days immediately following the record date of such distribution, to purchase or subscribe for shares of our Common Stock at a price per share less than the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	OS0 + X
OS0 + Y

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR’ =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

OS0 =	the number of shares of our Common Stock outstanding immediately prior to the open of business on the ex-date for such distribution;

X =	the total number of shares of our Common Stock issuable pursuant to such rights, options or warrants; and

Y =	the number of shares of our Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the ex-date for such distribution. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be readjusted to the conversion rate that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so distributed, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such ex-date for such distribution had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of our Common Stock at less than such average of the closing sale prices for the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution, and in determining the aggregate offering price of such shares of our Common Stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets, securities or property of ours, to all or substantially all holders of our Common Stock, excluding:

•	dividends or distributions referred to in clause (1) and clause (2) above;

•	dividends or distributions paid exclusively in cash referred to in clause (4) below; and

•	spin-offs to which the provisions set forth in the last two paragraphs of this clause (3) shall apply,

then the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such distribution;

CR’ =	the conversion rate in effect immediately after the open of business on the ex-date for such distribution;

SP0 =	the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-date for such distribution; and

FMV =	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, securities or property distributable with respect to each outstanding share of our Common Stock on the ex-date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our Common Stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets, securities or property of ours that such holder would have received as if such holder owned a number of shares of Common Stock equal to the conversion rate in effect on the ex-date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our Common Stock of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off (as defined below)) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the tenth trading day immediately following, and including, the ex-date for the spin-off will be increased based on the following formula:

CR’ = CR0 ×	FMV + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

CR’ =	the conversion rate in effect immediately after the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off;

FMV=	the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our Common Stock applicable to one share of our Common Stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off; and

MP0 =	the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period immediately following, and including, the ex-date for the spin-off.

The adjustment to the conversion rate under the preceding paragraph shall become effective at the close of business on the tenth trading day immediately following, and including, the ex-date for the spin-off; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days following, and including, the ex-date of any spin-off, references within the portion of this clause (3) related to “spin-offs” to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the ex-date of such spin-off and the relevant conversion date. If the ex-date for the spin-off is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references with respect to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-date for such spin-off to, and including, the last trading day of such cash settlement averaging period.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our Common Stock, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	SP0
SP0 – C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-date for such dividend or distribution;

CR’ =	the conversion rate in effect immediately after the open of business on the ex-date for such dividend or distribution;

SP0 =	the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period immediately preceding the ex-date for such dividend or distribution; and

C =	the amount in cash per share of our Common Stock we distribute to holders of our Common Stock.

Such increase shall become effective immediately after the open of business on the ex-date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our Common Stock, the amount of cash that such holder would have received as if such holder owned a number of shares of our Common Stock equal to the conversion rate on the ex-date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our Common Stock, if the cash and value of any other consideration included in the payment per share of our Common Stock exceeds the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 ×	AC + (SP’ × OS’)
OS0 × SP’

where,

CR0 =	the conversion rate in effect immediately prior to the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR’ =	the conversion rate in effect immediately after the close of business on the last trading day of the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares of our Common Stock purchased in such tender or exchange offer;

OS0 =	the number of shares of our Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to such tender offer or exchange offer);

OS’ =	the number of shares of our Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to such tender offer or exchange offer); and

SP’ =	the average of the closing sale prices of our Common Stock over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day immediately following, but excluding, the date such tender or exchange offer expires; provided that, for purposes of determining the conversion rate, in respect of any conversion during the 10 trading days immediately following, but excluding, the date that any such tender or exchange offer expires, references within this clause (5) to 10 consecutive trading days shall be deemed replaced with such lesser number of consecutive trading days as have elapsed between the date such tender or exchange offer expires and the relevant conversion date. If the trading day immediately following the date the tender or exchange offer expires is less than 10 trading days prior to, and including, the end of the cash settlement averaging period in respect of any conversion, references to 10 trading days shall be deemed replaced, for purposes of calculating the affected daily conversion rates in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day immediately following the date such tender or exchange offer expires to, and including, the last trading day of such cash settlement averaging period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-date as described above, and a holder converts its notes on or after such ex-date and on or prior to the related record date would be treated as the record holder of shares of our Common Stock as of the related conversion date as described under “—Conversion Procedures” based on an adjusted conversion rate for such ex-date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our Common Stock on an un-adjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

The “ex-date” is the first date on which our Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question from us or, if applicable, from the seller of our Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

The indenture does not require us to adjust the conversion rate for any of the transactions described in the clauses above (other than for share splits or share combinations) if we make provision for each holder of the notes to participate in the transaction, at the same time as holders of our Common Stock participate, without conversion, as if such holder held a number of shares of our Common Stock equal to the conversion rate in effect on the “ex-date” or effective date, as the case may be, for such transaction, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

If we issue rights, options or warrants that are only exercisable upon the occurrence of certain triggering events, then:

•	we will not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs; and

•	we will readjust the conversion rate to the extent any of these rights, options or warrants are not exercised before they expire.

We will not adjust the conversion rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective conversion rate. However, we will carry forward any adjustment that we would otherwise have to make and take that adjustment into account in any subsequent adjustment. However, on December 31 of each year, and with respect to any notes that are subject to conversion, we will give effect to all adjustments that we have otherwise deferred pursuant to this provision, and those adjustments will no longer be carried forward and taken into account in any subsequent adjustment. Adjustments to the conversion rate will be calculated to the nearest 1/10,000th.

To the extent permitted by law and the continued listing requirements of the New York Stock Exchange, we may, from time to time, increase the conversion rate by any amount for a period of at least 20 business days or any longer period permitted or required by law, so long as the increase is irrevocable during that period and our board of directors determines that the increase is in our best interests. We will mail a notice of the increase to registered holders at least 15 days before the day the increase commences. In addition, we may, but are not obligated to, increase the conversion rate as we determine to be advisable in order to avoid or diminish taxes to recipients of certain distributions.

If any future rights plan (i.e., a poison pill) adopted by us is in effect, upon conversion of the notes, you will receive, in addition to any shares of our Common Stock that are otherwise due upon conversion, the rights under such future rights plan in respect of such shares of Common Stock, unless the rights have separated from our Common Stock at the time of conversion, in which case the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our Common Stock, shares of our capital stock, evidences of indebtedness or other assets, securities or property as described in clause (3) under “—Adjustments to the Conversion Rate” above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

In the event of:

•	a taxable distribution to holders of shares of Common Stock which results in an adjustment to the conversion rate; or

•	an increase in the conversion rate at our discretion,

the holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. This generally would occur, for example, if we adjust the conversion rate to compensate holders for cash dividends on our Common Stock and could also occur if we make other distributions of cash or property to our shareholders. See “Certain U.S. Federal Income Tax Considerations.”

Events That Will Not Result in Adjustment

The conversion rate will not be adjusted:

•	upon the issuance of any shares of our Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities;

•	upon the issuance of any shares of our Common Stock, restricted stock or restricted stock units, non-qualified stock options, incentive stock options or any other options or rights (including stock appreciation rights) to purchase shares of our Common Stock pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, us or any of our subsidiaries;

•

upon the issuance of any shares of our Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet point and outstanding as of the date the notes were first issued;

•	for accrued and unpaid interest, if any, including additional interest, if any;

•

upon the repurchase of any shares of our Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described in “—Adjustments to the Conversion Rate”; or

•	for a change in the par value of shares of our Common Stock.

Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales

If we:

•

reclassify our Common Stock (other than a change only in par value, or from par value to no par value, or from no par value to par value, or a change as a result of a subdivision or combination of our Common Stock);

•	are party to a consolidation, merger or binding share exchange; or

•	sell, transfer, lease, convey or otherwise dispose of all or substantially all of our consolidated property or assets;

in each case pursuant to which our Common Stock would be converted into or exchanged for, or would constitute solely the right to receive, cash, securities or other property, then, if a holder converts its notes on or after the effective date of any such transaction, subject to our right to settle all or a portion of our conversion obligation with respect to such notes in cash (other than solely cash in lieu of any fractional share) and our right to irrevocably elect net share settlement upon conversion as described above under “—Settlement Upon Conversion,” the notes will be convertible into the same type (in the same proportions) of consideration received by holders of our Common Stock in the relevant event (which we refer to as the “reference property”). However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of such notes, as set forth under “—Settlement Elections” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement Upon Conversion” will continue to be payable in cash, (y) any shares of our Common Stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement Upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our Common Stock would have received in such transaction and (z) the volume-weighted average price for purposes of the provisions set forth under “—Settlement Upon Conversion” above will be calculated based on the value of a unit of reference property that a holder of one share of our Common Stock would have received in such transaction. If the transaction causes our Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Common Stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

A change in the conversion right such as this could substantially lessen or eliminate the value of the conversion right. For example, if a third party acquires us in a cash merger, each note would be convertible solely into cash and would no longer be potentially convertible into securities whose value could increase depending on our future financial performance, prospects and other factors. There is no precise, established definition of the phrase “all or substantially all of our consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our consolidated property or assets.

Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change

If, prior to the maturity date:

•

there occurs a sale, transfer, lease, conveyance or other disposition (other than pursuant to a transaction described in the succeeding bullet point below) of all or substantially all of our consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

•

there occurs any transaction or series of related transactions (other than consolidation or merger that constitutes a “listed stock business combination” as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change”), in connection with which (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, asset sale, lease of assets or otherwise) all of our Common Stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash (we refer to such any transaction described in this and the immediately preceding bullet point as a “make-whole fundamental change”);

then, as described below under “—The Increase in the Conversion Rate,” we will increase the conversion rate applicable to notes that are surrendered for conversion at any time from, and including, the effective date of the make-whole fundamental change to, and including, the 30th business day after the actual effective date of the make-whole fundamental change (or, if the make-whole fundamental change also constitutes a “fundamental change,” as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change,” to, and including, the fundamental change repurchase date for that fundamental change). We refer to this period as the “make-whole conversion period.”

We will mail to registered holders, at their addresses appearing in the security register, notice of, and we will publicly announce, through a reputable national newswire service, the anticipated effective date of any proposed make-whole fundamental change. We must make this mailing and announcement as soon as practicable before the anticipated effective date of the make-whole fundamental change. In addition, no later than the third business day after the completion of the make-whole fundamental change, we will deliver an additional notice and announcement announcing such completion.

The Increase in the Conversion Rate

In connection with the make-whole fundamental change, we will increase the conversion rate by reference to the table below, based on the date when the make-whole fundamental change becomes effective, which we refer to as the “effective date,” and the “applicable price.” If the make-whole fundamental change is a transaction or series of related transactions described in the second bullet point under “—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change,” and the consideration (excluding cash payments for fractional shares or pursuant to statutory appraisal rights) for shares of our Common Stock in the make-whole fundamental change consists solely of cash, then the “applicable price” will be the cash amount paid per share of Common Stock in the make-whole fundamental change. In all other cases, the “applicable price” will be the average of the closing sale prices per share of Common Stock for the five consecutive trading days immediately preceding, but excluding, the relevant effective date. Our board of directors will make appropriate adjustments, in its good faith determination, to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the “ex-date” of the event occurs, at any time during those five consecutive trading days.

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by delivering or paying, as the case may be, shares of our Common Stock (together with cash in lieu of any fractional share), cash or a combination of cash and shares of our Common Stock (together with cash in lieu of any fractional share) as described under “—Settlement Elections.” However, if the consideration for our Common Stock in any make-whole fundamental change described in the second bullet of the definition of make-whole fundamental change is comprised entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the applicable price for the transaction and will be deemed to be an amount equal to, per $1,000 principal amount of converted notes, the applicable conversion rate (including any adjustment as described in this section), multiplied by such applicable price. In such event, the cash due upon conversion will be determined and paid to holders in cash on the third business day following the relevant conversion date.

The following table sets forth the number of additional shares per $1,000 principal amount of notes that will be added to the conversion rate applicable to the notes that are converted during the make-whole conversion period. The increased conversion rate will be used to determine the number of shares of our Common Stock and/or amount of cash, if any, due upon conversion, as described under “—Settlement Upon Conversion” above. If an event occurs that requires an adjustment to the conversion rate, we will, on the date we must adjust the conversion rate, adjust each applicable price set forth in the first column of the table below at the same time the conversion rate is so adjusted by multiplying the applicable price in effect immediately before the adjustment by a fraction:

•	whose numerator is the conversion rate in effect immediately before the adjustment; and

•	whose denominator is the adjusted conversion rate.

In addition, we will adjust the number of additional shares in the table below at the same time, in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the Conversion Rate.”

Applicable price	March 16, 2010	April 1, 2011	April 1, 2012	April 1, 2013	April 1, 2014	April 1, 2015	April 1, 2016	April 1, 2017
$ 4.47	51.6262	51.6262	51.6262	51.6262	51.6262	51.6262	51.6262	51.6262
$ 4.75	49.4795	46.6419	44.4074	42.6178	41.1135	39.5748	39.0068	38.4389
$ 5.00	45.7114	42.8964	40.5975	38.6299	36.7915	34.6804	31.6900	27.9126
$ 5.25	42.3860	39.6077	37.2731	35.1776	33.0877	30.5424	26.7148	18.3888
$ 5.50	39.4345	36.7033	34.3555	32.1721	29.8974	27.0311	22.5984	9.7308
$ 6.00	34.4401	31.8238	29.4980	27.2280	24.7346	21.4848	16.3819	0.0000
$ 6.50	30.3911	27.9046	25.6432	23.3685	20.7969	17.4048	12.1337	0.0000
$ 7.00	27.0553	24.7039	22.5313	20.3026	17.7423	14.3598	9.2221	0.0000
$ 7.50	24.2685	22.0516	19.9806	17.8286	15.3348	12.0539	7.2130	0.0000
$ 8.00	21.9116	19.8253	17.8613	15.8034	13.4088	10.2818	5.8115	0.0000
$ 9.00	18.1575	16.3139	14.5634	12.7142	10.5620	7.8049	4.1026	0.0000
$10.00	15.3152	13.6858	12.1343	10.4931	8.5930	6.2081	3.1729	0.0000
$12.50	10.5726	9.3629	8.2166	7.0152	5.6532	4.0150	2.0856	0.0000
$15.00	7.6896	6.7720	5.9129	5.0265	4.0430	2.8903	1.5539	0.0000
$20.00	4.4307	3.8708	3.3614	2.8533	2.3091	1.6851	0.9440	0.0000
$25.00	2.6974	2.3359	2.0160	1.7070	1.3858	1.0219	0.5833	0.0000

The exact applicable price and effective date may not be as set forth in the table above, in which case:

•

if the actual applicable price is between two applicable prices listed in the table above, or the actual effective date is between two effective dates listed in the table above, we will determine the number of additional shares by linear interpolation between the numbers of additional shares set forth for the higher and lower applicable prices, or for the earlier and later effective dates based on a 365-day year, as applicable;

•	if the actual applicable price is greater than $25.00 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate; and

•	if the actual applicable price is less than $4.47 per share (subject to adjustment in the same manner as the “applicable prices” in the table above), we will not increase the conversion rate.

However, we will not increase the conversion rate as described above to the extent the increase will cause the conversion rate to exceed 223.7136 shares per $1,000 principal amount of notes. We will adjust this maximum conversion rate in the same manner in which, and for the same events for which, we must adjust the conversion rate as described under “—Adjustments to the Conversion Rate.”

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case its enforceability would be subject to general principles of reasonableness of economic remedies.

No Redemption

The notes will not be redeemable at our option prior to their maturity date.

Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change

If a “fundamental change,” as described below, occurs, each holder will have the right, at its option, subject to the terms and conditions of the indenture, to require us to repurchase for cash all or any portion of the holder’s notes in integral multiples of $1,000 principal amount, at a price equal to 100% of the principal amount of the notes to be repurchased, plus, except as described below, any accrued and unpaid interest to, but excluding, the “fundamental change repurchase date,” as described below. However, if the fundamental change repurchase date is after a record date for the payment of an installment of interest and on or before the related interest payment date, then the full amount of interest due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on the record date, and the fundamental change repurchase price will not include any accrued and unpaid interest.

We must repurchase the notes on a date of our choosing, which we refer to as the “fundamental change repurchase date.” However, the fundamental change repurchase date shall be no later than 35 days, and no earlier than 20 days, after the date we mail the relevant notice of the fundamental change, as described below.

Within 20 business days after the occurrence of a fundamental change, we must mail to all registered holders of notes at their addresses shown on the register of the registrar, and to beneficial owners as required by applicable law, a notice regarding the fundamental change. We must also publicly release, through a reputable national newswire service, a notice of the fundamental change. The notice must state, among other things:

•	the events causing the fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase date;

•	the last date on which a holder may exercise its fundamental change repurchase right, which will be the business day immediately preceding the fundamental change repurchase date;

•	the fundamental change repurchase price;

•	the names and addresses of the paying agent and the conversion agent;

•	the procedures that a holder must follow to exercise its fundamental change repurchase right;

•	the conversion rate and any adjustments to the conversion rate that will result from the fundamental change; and

•

that notes with respect to which a holder has delivered a fundamental change repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture.

To exercise the repurchase right, a holder must deliver a written fundamental change repurchase notice to the paying agent no later than the close of business on the business day immediately preceding the fundamental change repurchase date. This written notice must state:

•	the certificate numbers of the notes that the holder will deliver for repurchase, if they are in certificated form;

•	the principal amount of the notes to be repurchased, which must be an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the fundamental change provisions of the indenture.

A holder may withdraw any fundamental change repurchase notice by delivering to the paying agent a written notice of withdrawal prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal must state:

•	the name of the holder;

•	a statement that the holder is withdrawing its election to require us to repurchase its notes;

•	the certificate numbers of the notes being withdrawn, if they are in certificated form;

•	the principal amount of notes being withdrawn, which must be an integral multiple of $1,000; and

•	the principal amount, if any, of the notes previously surrendered that remain subject to the fundamental change repurchase notice, which must be an integral multiple of $1,000.

If the notes are not in certificated form, the above notices must comply with appropriate DTC procedures.

We will pay the fundamental change repurchase price no later than the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the note, together with necessary endorsements.

For a discussion of certain tax considerations applicable to a holder upon the exercise of the repurchase right, see “Certain U.S. Federal Income Tax Considerations.”

If the paying agent holds on the fundamental change repurchase date money sufficient to pay the fundamental change repurchase price due on all notes surrendered for repurchase in accordance with the terms of the indenture, then, on and after the fundamental change repurchase date, such notes will cease to be outstanding and interest on such notes will cease to accrue, whether or not the book-entry transfer of the notes is made or whether or not the holder delivers the notes to the paying agent. Thereafter, all other rights of the relevant holders terminate, other than the right to receive the fundamental change repurchase price upon book-entry transfer or delivery of the note.

A “fundamental change” will be deemed to occur upon the occurrence of a “change in control” or a “termination of trading.”

A “change in control” will be deemed to occur at such time as:

•

any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as that term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total outstanding voting power of all classes of our capital stock entitled to vote generally in the election of directors (“voting stock”);

•

there occurs a sale, transfer, lease, conveyance or other disposition (other than pursuant to a transaction described in the succeeding bullet point below) of all or substantially all of our consolidated property or assets to any “person” or “group” (as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act;

•	we consolidate with, or merge with or into, another person or any person consolidates with, or merges with or into, us, unless either:

•

the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such consolidation or merger “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s voting stock representing at least a majority of the total outstanding voting power of all outstanding classes of voting stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

•	both of the following conditions are satisfied (we refer to such a transaction as a “listed stock business combination”):

•

at least 90% of the consideration (other than cash payments for fractional shares or pursuant to statutory appraisal rights) in such consolidation or merger consists of common stock and any associated rights listed and traded on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) (or which will be so listed and traded when issued or exchanged in connection with such consolidation or merger); and

•

as a result of such consolidation or merger, the notes become convertible solely into such consideration (subject to our right to deliver cash in respect of all or a portion of our conversion obligation as described above under “—Conversion Rights—Settlement Upon Conversion”);

•	the following persons (the “continuing directors”) cease for any reason to constitute a majority of our board of directors:

•	individuals who on the first issue date of the notes constituted our board of directors; and

•

any new directors whose election to our board of directors or whose nomination for election by our shareholders was approved by at least a majority of our directors then still in office, or by a nominating committee thereof consisting of directors, either who were directors on such first issue date of the notes or whose election or nomination for election was previously so approved; or

•	we are liquidated or dissolved or holders of our capital stock approve any plan or proposal for our liquidation or dissolution.

There is no precise, established definition of the phrase “all or substantially all of our consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether a sale, transfer, lease, conveyance or other disposition of less than all of our consolidated property or assets would permit a holder to exercise its right to have us repurchase its notes in accordance with the fundamental change provisions described above.

A “termination of trading” is deemed to occur if shares of our Common Stock (or other common stock into which the notes are then convertible (subject to our right to deliver cash in respect of all or a portion of our conversion obligation as described above under “—Conversion Rights—Settlement Upon Conversion”)) are not listed for trading on the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

We may not have the financial resources, and we may not be able to arrange for financing, to pay the fundamental change repurchase price for all notes holders have elected to have us repurchase. Furthermore, the terms of our existing or future indebtedness may limit our ability to pay the repurchase price to repurchase notes. Our failure to repurchase the notes when required would result in an event of default with respect to the notes. The exercise by holders of the notes of their right to require us to repurchase their notes upon a fundamental change could cause a default under our other outstanding indebtedness, even if the fundamental change itself does not.

Furthermore, holders may not be entitled to require us to repurchase their notes in certain circumstances involving a significant change in the composition of our board of directors, including in connection with a proxy contest where our board does not endorse a dissident slate of directors but approves them for purposes of the definition of “continuing directors” above.

We may in the future enter into transactions, including recapitalizations, that would not constitute a fundamental change but that would increase our debt or otherwise adversely affect holders. The indenture for the notes does not restrict our or our subsidiaries’ ability to incur indebtedness, including senior or secured indebtedness. Our incurrence of additional indebtedness could adversely affect our ability to service our indebtedness, including the notes.

In addition, the fundamental change repurchase feature of the notes would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving us that may adversely affect holders of the notes. Furthermore, the fundamental change repurchase feature of the notes may in certain circumstances deter or discourage a third party from acquiring us, even if the acquisition may be beneficial to you.

In connection with any fundamental change offer, we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4 and Regulation 14E and all other applicable laws;

•	file a Schedule TO or any other required schedule under the Exchange Act or other applicable laws; and

•	otherwise comply with all applicable federal and state securities laws in connection with any offer by us to purchase the notes.

No notes may be repurchased by us at the option of the holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

Consolidation, Merger and Sale of Assets

The indenture prohibits us from consolidating with or merging with or into, or selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of our consolidated property or assets to, another person, whether in a single transaction or series of related transactions, unless, among other things:

•

we are the continuing corporation or such other person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other person assumes all of our obligations under the notes and the indenture; and

•	immediately after such transaction, no default or event of default exists.

When the successor assumes all of our obligations under an indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change.”

There is no precise, established definition of the phrase “all or substantially all of our consolidated property or assets” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, transfer, lease, conveyance or other disposition of less than all of our consolidated property or assets.

The consolidation, merger and sale of assets covenant described in this section is in lieu of the covenant described under the heading “Description of Debt Securities—Merger, Consolidation or Sale of Assets” in the accompanying prospectus.

Events of Default

In addition to the events of default described in the accompanying prospectus under the heading “Description of Debt Securities—Events of Default,” the following shall also constitute events of default under the indenture for the notes:

•	our failure to satisfy our conversion obligations upon the exercise of a holder’s conversion right;

•

our failure to timely provide notice as described under “—Conversion Rights—Conditions for Conversion,” “—Conversion Rights—Conditions for Conversion—Conversion Upon the Occurrence of Certain Corporate Transactions,” “—Conversion Rights—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change” or “—Holders May Require Us to Repurchase Their Notes Upon a Fundamental Change” with respect to the notes;

•	our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets” above;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our significant subsidiaries, whether such indebtedness now exists, or is created after the date of the indenture (but excluding any indebtedness owing to us or a guarantor), if that default:

(A)	is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such indebtedness (a “Payment Default”); or

(B)	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50.0 million or more; and

•

failure by us or any of our significant subsidiaries to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $50.0 million (net of any amounts which are covered by insurance or bonded), which judgments are not paid, waived, satisfied, discharged or stayed for a period of 60 days.

Notwithstanding the second paragraph under the heading “Description of Debt Securities—Events of Default” in the accompanying prospectus, for the first 180 days immediately following an event of default relating to our obligations as set forth under the heading “—Reporting” below, the sole remedy for any such event of default shall be the accrual of additional interest on the notes at a rate per year equal to (i) 0.25% of the outstanding principal amount of the notes for the first 90 days following the occurrence of such event of default and (ii) 0.50% of the outstanding principal amount of the notes for the next 90 days after the first 90 days following the occurrence of such event of default, in each case, payable semi-annually at the same time and in the same manner as regular interest on the notes. This additional interest will accrue on all outstanding notes from, and including the date on which such event of default first occurs to, and including, the 180th day thereafter (or such earlier date on which such event of default shall have been cured or waived). In addition to the accrual of such additional interest, on and after the 181st day immediately following an event of default relating to our obligations as set forth under the heading “—Reporting” below, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable.

“Significant subsidiary” means any of our direct or indirect subsidiaries that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the original issue date of the notes.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of a portion of the value of the notes to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Subject to the indenture, applicable law and the trustee’s rights to indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture, unless:

•	the holder gives the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the notes then outstanding make a written request to the trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the trustee indemnity reasonably satisfactory to the trustee against any loss, liability or expense; and

•

the trustee fails to comply with the request within 60 days after the trustee receives the notice, request and offer of indemnity and does not receive, during those 60 days, from holders of a majority in aggregate principal amount of the notes then outstanding, a direction that is inconsistent with the request.

However, the above limitations do not apply to a suit by a holder to enforce:

•	the payment of interest on that holder’s notes;

•	the payment of any amounts due on that holder’s notes after the maturity date or any fundamental change repurchase date; or

•	the right to convert that holder’s notes in accordance with the indenture.

Except as provided in the indenture, the holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest on, any note or in the payment of the fundamental change repurchase price;

•	arising from our failure to convert any note in accordance with the indenture; or

•	as to each non-consenting holder, in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

We will promptly notify the trustee upon our becoming aware of the occurrence of any default or event of default. In addition, the indenture requires us to furnish to the trustee, on an annual basis, a statement by our officers stating whether they have actual knowledge of any default or event of default by us in performing any of our obligations under such indenture or the notes and describing any such default or event of default. If a default or event of default has occurred and the trustee has received notice of the default or event of default in accordance with the indenture, the trustee must mail to each registered holder of notes a notice of the default or event of default within 30 days after receipt of the notice. However, the trustee need not mail the notice if the default or event of default:

•	has been cured or waived; or

•

is not in the payment or delivery of any amounts due (including principal, interest or the consideration due upon conversion) with respect to any note and the trustee in good faith determines that withholding the notice is in the best interests of the holders.

Modification and Waiver

The indenture may be modified and amended as described in “Description of Debt Securities—Modification of the Indenture” in the accompanying prospectus.

In addition to the amendments and supplements described in the accompanying prospectus under the heading “Description of Debt Securities—Modification of the Indenture” that can be made without the consent of holders of the notes, the trustee may amend or supplement the indenture, the notes or the guarantees of the notes without the consent of any holder of notes to:

•

make adjustments in accordance with the indenture to the right to convert the notes upon certain reclassifications in shares of our Common Stock and certain consolidations, mergers and binding share exchanges and upon the sale, transfer, lease, conveyance or other disposition of all or substantially all of our consolidated properties or assets as described under “—Conversion Rights—Change in the Conversion Right Upon Certain Reclassifications, Business Combinations and Asset Sales” above; or

•	make provision with respect to adjustments to the conversion rate as required by the indenture or to increase the conversion rate in accordance with the indenture.

In addition to the amendments, supplements and waivers described in the accompanying prospectus under the heading “Description of Debt Securities—Modification of the Indenture” that may not be made without the consent of the holder of each note affected, no amendment, supplement or waiver may be made that as to each non-consenting holder:

•	impairs the right to institute a suit for the enforcement of any delivery or payment on, or with respect to, or due upon the conversion of, any note;

•	modifies, in a manner adverse to the holders of the notes, the provisions of the indenture relating to the right of the holders to require us to repurchase notes upon a fundamental change; or

•	adversely affects the right of the holders of the notes to convert their notes in accordance with the indenture.

Legal Defeasance and Covenant Defeasance

The notes will not be subject to either the legal defeasance or covenant defeasance provisions of the indenture as described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus.

Discharge

The satisfaction and discharge provisions described in this section are in lieu of the satisfaction and discharge provisions described under the heading “Description of Debt Securities—Satisfaction and Discharge” in the accompanying prospectus.

We may generally satisfy and discharge our obligations under the indenture by:

•	delivering all outstanding notes to the trustee for cancellation; or

•

depositing with the trustee or the paying agent after such notes have become due and payable, whether at stated maturity, upon conversion, or on any fundamental change repurchase date, cash or, in the case of conversion, cash and/or shares of our Common Stock, if any, sufficient to pay all amounts due on all outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

We and our agents are responsible for making all calculations called for under the indenture and notes. These calculations include, but are not limited to, determinations of and adjustments to the conversion rate or price, determination of the trading price of the notes, the volume-weighted average price and the closing sale price of our Common Stock, the amount of cash and/or the number of shares or amount of other property, if any, payable or deliverable upon conversion of the notes and amounts of interest and additional interest payable on the notes. We and our agents will make all of these calculations in good faith, and, absent manifest error, these calculations will be final and binding on all holders of notes. We will provide a copy of these calculations to the trustee, as required, and, absent manifest error, the trustee is entitled to rely on the accuracy of our calculations without independent verification.

Reporting

We must provide the trustee with a copy of the reports we must file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act no later than the time those reports must be filed with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). We must also comply with the provisions of Section 314(a) of the Trust Indenture Act of 1939, as amended. The filing of these reports with the SEC through its EDGAR database within the time periods for filing the same under the Exchange Act (taking into account any applicable grace periods provided thereunder) will satisfy our obligation to furnish those reports to the trustee.

The reporting obligations specified in the previous paragraph are in lieu of our reporting obligations described under the heading “Description of Debt Securities—Reporting” in the accompanying prospectus.

Unclaimed Money

If money deposited with the trustee or paying agent for the payment of principal of, or accrued and unpaid interest on, the notes remains unclaimed for two years, the trustee and paying agent will pay the money back to us upon our written request. However, the trustee and paying agent have the right to withhold paying the money back to us until they publish (in no event later than five days after we request repayment) in a newspaper of general circulation in the City of New York, or mail to each registered holder, a notice stating that the money will be paid back to us if unclaimed after a date no less than 30 days from the publication or mailing. After the trustee or paying agent pays the money back to us, holders of notes entitled to the money must look to us for payment as general creditors, subject to applicable law, and all liability of the trustee and the paying agent with respect to the money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion, and the trustee will promptly cancel those notes in accordance with its customary procedures. Notes surrendered to the trustee for cancellation may not be reissued or resold and will be promptly cancelled. We will not issue new notes to replace notes that we have paid or delivered to the trustee for cancellation or that any holder has converted.

We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. We may, at our option and to the extent permitted by law, reissue, resell or surrender to the trustee for cancellation any notes we purchase in this manner, in the case of a re-issuance or resale, so long as such notes do not constitute “restricted securities” (as such term is defined under Rule 144 under the Securities Act of 1933, as amended) upon such re-issuance or resale.

No Personal Liability

No past, present or future director, manager, officer, employee, incorporator, stockholder or member of us or any of our subsidiary, as such, will have any liability for any obligations of us or the guarantors under the notes, the indenture, the guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Trustee and Transfer Agent

The trustee for the notes is The Bank of New York Mellon Trust Company, N.A. We have appointed the trustee as the paying agent, bid solicitation agent, registrar, conversion agent and custodian with regard to the notes. The indenture permits the trustee to deal with us and any of our affiliates with the same rights the trustee would have if it were not trustee. However, under the Trust Indenture Act of 1939, as amended, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate the conflict or resign. The Trustee and its affiliates have in the past provided or may from time to time in the future provide banking and other services to us in the ordinary course of their business.

The holders of a majority in aggregate principal amount of the notes then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain exceptions. If an event of default occurs and is continuing, the trustee must exercise its rights and powers under the indenture using the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. The indenture does not obligate the trustee to exercise any of its rights or powers at the request or demand of the holders, unless the holders have offered to the trustee security or indemnity that is satisfactory to the trustee against the costs, expenses and liabilities that the trustee may incur to comply with the request or demand.

The transfer agent for our Common Stock is Computershare Trust Company N.A.

Listing and Trading

We do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any interdealer quotation system. Our Common Stock is listed on the New York Stock Exchange under the ticker symbol “ICO.”

Book-Entry, Delivery and Form

Except as set forth below, the notes will initially be issued in the form of one or more fully registered notes in global form without coupons (each, a “global note”). The global notes will be deposited with the trustee, as custodian for, and registered in the name of, DTC or a nominee thereof. The outstanding notes to the extent validly tendered and accepted and directed by their holders in their letters of transmittal, will be exchanged through book-entry electronic transfer for the global note.

Except as set forth below, global notes may be transferred, in whole but not in part, solely to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global note may not be exchanged for notes in certificated form except in the limited circumstances described below.

The trustee need not register the transfer of or exchange of any note for which the holder has delivered, and not validly withdrawn, a fundamental change repurchase notice, except with respect to that portion of the notes not being repurchased.

The Global Notes

We expect that pursuant to procedures established by DTC:

(A)	upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount of notes of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and

(B)	ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through:

•	records maintained by DTC or its nominee with respect to interests of persons who have accounts with DTC (“participants”); and

•	the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium, if any, and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee, any paying agent or our or their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in street name. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in states that require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in the global notes, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture. Consequently, the ability to transfer notes or to pledge notes as collateral will be limited to such extent.

Notes that are issued as described below under “—Certificated Notes” will be issued in registered definitive form without coupons (each, a “certificated note”). Upon the transfer of certificated notes, such certificated notes may, unless the global note has previously been exchanged for certificated notes, be exchanged for an interest in the global note representing the principal amount of notes being transferred.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated notes, which it will distribute to its participants.

DTC has advised that it is:

(1)	a limited-purpose trust company organized under the laws of the State of New York;

(2)	a member of the Federal Reserve System;

(3)	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

(4)	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of our or its respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

Certificated Notes

If:

(1)	we deliver to the trustee a notice from DTC that it (a) is no longer willing or able to act as a depository for the global notes or (b) has ceased to be a “clearing agency” registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 120 days, or

(2)	we, at our option, notify the trustee in writing that we elect to cause the issuance of notes in definitive form under the indenture, or

(3)	there has occurred and is continuing a default or event of default with respect to the notes,

then, upon surrender by DTC of its global note, certificated notes will be issued to each person that DTC identifies as the beneficial owner of the notes represented by the global note.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

None of us, the trustee, or any of our or its respective agents shall be liable for any delay by DTC or any particular or indirect participant in identifying the beneficial owners of the related notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued).

Governing Law

The indenture, the notes and the guarantee will be governed by and construed in accordance with the laws of the State of New York.

CONCURRENT OFFERINGS

The following description is a summary of the material provisions of the Senior Notes we are offering in the concurrent Senior Notes offering and the indenture that will govern the Senior Notes. It does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Senior Notes indenture, including the definitions of the terms used in the Senior Notes indenture.

The Concurrent Offerings consist of:

•	22,371,365 shares of Common Stock, at a public offering price of $4.47 (or a total of 25,727,069 shares of our Common Stock if the underwriters exercise their over-allotment option in full); and

•	$200.0 million aggregate principal amount of Senior Notes.

The Common Stock and the Senior Notes are each being offered by means of a separate prospectus supplement, and not by means of this prospectus supplement. Neither of the Concurrent Offerings is contingent upon the completion of this offering or the other Concurrent Offering, and this offering is not contingent upon the completion of either of the Concurrent Offerings. We cannot assure you that we will complete the Concurrent Offerings.

The Senior Notes will be our senior secured obligations. We will pay interest on the Senior Notes semi-annually at a rate to be established prior to the closing of the Senior Notes offering. The obligations under the Senior Notes will be fully and unconditionally guaranteed, jointly and severally, on a general, secured basis, by all of our existing and future restricted subsidiaries, subject to certain exceptions. The Senior Notes and the guarantees will be secured by a second-priority lien on, and security interest in, substantially all of our and the guarantors’ assets that secure our ABL Loan Facility. The indenture that will govern the Senior Notes will restrict our ability to, among other things, incur additional debt; pay dividends on, redeem or repurchase capital stock; allow our subsidiaries to issue new stock to any person other than us or any of our other wholly-owned subsidiaries; make investments; make acquisitions; incur, or permit to exist, liens; enter into transactions with affiliates; guarantee the debt of other entities, including joint ventures; merge or consolidate or otherwise combine with another company; and transfer or sell a material amount of our assets outside the ordinary course of business. These covenants could adversely affect our ability to finance our future operations or capital needs or to execute preferred business strategies.

For a description of our outstanding Existing Senior Notes and our Existing Convertible Notes, please see note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2009 and incorporated by reference in this prospectus supplement.

CONCURRENT TENDER OFFERS AND CONSENT SOLICITATION

Concurrently with this offering, we commenced an offer to purchase our Existing Convertible Notes and an offer to purchase and consent solicitation related to our Existing Senior Notes. Subject to the terms and conditions set forth in each offer to purchase, we have offered to purchase any and all of the $139.5 million aggregate principal amount outstanding of our Existing Convertible Notes and any and all of the $175.0 million aggregate principal amount outstanding of our Existing Senior Notes. The consummation of our offer to purchase our Existing Convertible Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds, exclusive of discounts, of at least $100.0 million from the concurrent Common Stock offering and gross proceeds, exclusive of discounts, of at least $75.0 million from this offering. The consummation of our offer to purchase our Existing Senior Notes is conditioned upon the satisfaction, or waiver by us, of certain conditions, including the receipt of gross proceeds, exclusive of discounts, of at least $200.0 million from the concurrent Senior Notes offering and the consent of the holders of a majority in outstanding aggregate principal amount of the Existing Senior Notes to amendments to the indenture governing the Existing Senior Notes that would eliminate substantially all of the restrictive covenants and eliminate or modify certain events of default contained in such indenture.

ABL LOAN FACILITY

We summarize below the principal terms of the agreements that govern the ABL Loan Facility. This summary is not a complete description of all the terms of the ABL Loan Facility.

General. On February 22, 2010, we entered into the ABL Loan Facility with General Electric Capital Corporation, as administrative agent, General Electric Capital Corporation and UBS AG, Stamford Branch, as collateral agents, PNC Bank, National Association, as documentation agent, and the other parties thereto, which refinanced our prior senior secured credit facility. The ABL Loan Facility is a $125.0 million senior secured facility with a four year term available for loans and the issuance of letters of credit. Subject to certain conditions, at any time prior to maturity, we will be able to elect to increase the size of the ABL Loan Facility up to a maximum of $200.0 million. All borrowings under the ABL Loan Facility are subject to the satisfaction of customary conditions, including absence of a default and accuracy of representations and warranties. Availability under the ABL Loan Facility is calculated using a borrowing base test.

Borrowing base. The borrowing base at any time is expected to equal the sum (subject to certain reserves and other adjustments) of:

•	up to 85% of eligible accounts; plus up to an additional 5% of eligible accounts, or the Additional Accounts Availability; plus

•

up to 65% of eligible inventory; plus up to an additional 5% of eligible inventory, or the Additional Inventory Availability; in each case, valued at the lower of cost on a first in, first out basis and fair market value; plus

•	up to the lesser of (a) 20% of the ABL Loan Facility and (b) 60% of the net orderly liquidation value of surface mining equipment;

provided, however, that the maximum aggregate amount of Additional Accounts Availability plus Additional Inventory Availability shall be capped at $5.0 million.

Interest rate and fees. Borrowings under the ABL Loan Facility bear interest, at a rate per annum equal to, at our option, either a “Base Rate” or a “LIBOR rate,” in each case plus the applicable margin.

The applicable margins, on a per annum basis, for each type of loan is the rate set forth below based on the aggregate amount of loans and face amounts of letters of credit outstanding, as applicable, from time to time:

Outstanding Amount	Base Rate Loans	LIBOR Loans	L/C Fee
Greater than $100,000,000	525 basis points	425 basis points	400 basis points

Between $50,000,000 and $100,000,000	500 basis points	400 basis points	375 basis points

Less than $50,000,000	475 basis points	375 basis points	350 basis points

Mandatory repayments. If at any time there occurs an overadvance, an asset disposition, we incur indebtedness other than certain permitted indebtedness, we issue debt securities other than issuances permitted under the ABL Loan Facility or if the outstanding loans at any time exceed the maximum loan balance, we will be required to repay outstanding loans and cash collateralize letters of credit in an aggregate amount equal to the amount of such proceeds or such excess, as the case may be, with no reduction of the commitment amount. All mandatory prepayments will be accompanied by (a) accrued interest on the amount prepaid to the date of prepayment and (b) in the case of a borrowing bearing interest at LIBOR, breakage charges, if any.

Voluntary repayments. We may voluntarily reduce the unutilized portion of the commitment amount and repay outstanding loans at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and final maturity. There is no scheduled amortization under the ABL Loan Facility. All outstanding loans under the facility are due and payable in full on February 22, 2014, or, if more than $20.0 million of the Existing Convertible Notes or the Existing Senior Notes remain outstanding on the date that is six months prior to their maturity, then all outstanding loans under our ABL Loan Facility will be due on such date.

Guarantees and security. The ABL Loan Facility is guaranteed jointly and severally by all of our current and future wholly-owned subsidiaries and is secured by a first-priority security interest on substantially all of our and each guarantor’s existing and after-acquired real and personal property (subject to certain materiality thresholds), including all outstanding equity interests of our wholly-owned subsidiaries.

Restrictive covenants and other matters. The ABL Loan Facility requires that (a) in the event that the sum of unused revolving credit borrowing availability plus unrestricted cash on hand drops below $40.0 million for a period of five consecutive business days during any fiscal month, we will additionally be subject to a minimum fixed charge coverage test of 1.15x and (b) subject to certain adjustments and allowances permitted under the ABL Loan Facility, our capital expenditures shall not exceed the following amounts: $100.0 million in 2010, $165.0 million in 2011, $200.0 million in 2012, $275.0 million in 2013 and $170.0 million in 2014.

In addition, the ABL Loan Facility includes negative covenants that, subject to exceptions, limit our ability and the ability of our subsidiaries to, among other things:

•	make, create, incur, assume or suffer to exist liens, other than specified permitted liens;

•	engage in mergers, acquisitions, consolidations, sale-leasebacks and asset sales;

•	make investments and loans;

•	create, incur, assume or permit to exist additional indebtedness or guarantees;

•	pay dividends, make payments or redeem or repurchase capital stock;

•	engage in certain transactions with affiliates;

•	prepay, redeem or purchase certain indebtedness, including the notes and the Senior Notes;

•	amend or otherwise alter terms of certain indebtedness, including the notes and the Senior Notes;

•	make capital expenditures in excess of a specified limitation; and

•	alter the business that our subsidiaries conduct.

The ABL Loan Facility contains certain customary representations and warranties, affirmative covenants and events of default, including among other things payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, actual or asserted failure of any guaranty or security document supporting the ABL Loan Facility to be in full force and effect, and change of control. If such an event of default occurs, the lenders under the ABL Loan Facility would be entitled to take various actions, including accelerating amounts due under the ABL Loan Facility, and all actions permitted to be taken by a secured creditor.

We have approximately $73.6 million of letters of credit outstanding under our $125.0 million ABL Loan Facility. Because our borrowing capacity under the ABL Loan Facility depends, in part, on inventory, accounts receivable and other assets that fluctuate from time to time, our borrowing capacity may similarly increase or decrease from time to time relative to the borrowing capacity on the closing date. Under the terms of the ABL Loan Facility, we are subject to financial condition maintenance tests only if our liquidity under the ABL Loan Facility does not meet certain thresholds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain material income tax considerations relating to the purchase, ownership and disposition of the notes and the shares of our Common Stock into which the notes may be converted. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities. These authorities are subject to differing interpretations and are subject to change, possibly with retroactive effect, and such changes may result in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions or that a court will not sustain any challenge by the IRS in the event of litigation.

This discussion is applicable only to holders who purchase the notes in the initial offering at their original issue price and deals only with notes held as capital assets for U.S. federal income tax purposes (generally, as an investment) and not held as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion does not address all aspects of U.S. federal income taxation that may be important to a particular holder in light of that holder’s individual circumstances, nor does it address any aspects of U.S. federal estate and gift, U.S. federal alternative minimum, state, local, or non-U.S. taxes. This discussion may not apply, in whole or in part, to particular holders who are subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, financial institutions, regulated investment companies, brokers or dealers in securities or currencies, “controlled foreign corporations,” “passive foreign investment companies,” partners in partnerships or owners of interests in entities treated as partnerships under U.S. federal income tax laws or such entities, or certain U.S. expatriates).

As used in this discussion, the term “U.S. holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, a U.S. state, or any political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or,

•

a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the notes, the U.S. federal income tax treatment of partners in the partnership generally will depend on the status of the partner and the activities of the partnership. Prospective investors that are partners in partnerships (or entities treated as partnerships for U.S. federal income tax purposes) should consult their own tax advisors regarding the U.S. federal income tax consequences to them of the purchase, ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATIONAL PURPOSES ONLY AND SHOULD NOT BE VIEWED AS TAX ADVICE. IF YOU ARE CONSIDERING THE PURCHASE OF NOTES, YOU SHOULD CONSULT YOUR OWN TAX ADVISERS CONCERNING THE U.S. FEDERAL TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, THE EFFECT OF ANY CHANGES IN APPLICABLE TAX LAW, AND YOUR ENTITLEMENT TO BENEFITS UNDER AN APPLICABLE INCOME TAX TREATY.

U.S. Federal Income Taxation of U.S. Holders

Stated Interest. Stated interest on the notes will generally be taxable to a U.S. holder as ordinary income at the time it is paid or accrued in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes.

Additional Interest. Our obligation to pay you additional interest in the event that we fail to comply with certain reporting obligations to the trustee and the SEC may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” As of the issue date, we believe and intend to take the position that the likelihood that we will make such payments is remote and, therefore, that the notes should not be treated as contingent payment debt instruments. Our position that the notes should not be treated as contingent payment debt instruments is binding on each holder, unless the holder explicitly discloses a different position on that holder’s U.S. federal income tax return for the taxable year that includes the acquisition of a note in the manner required by applicable Treasury regulations. Our determination is not binding on the IRS, however, and if the IRS were to challenge this determination and prevail in court, the amount, timing and character of income on the notes and on a taxable disposition of the notes may be materially different than described here. U.S. holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt Treasury regulations and the consequences thereof.

Constructive Distributions. The conversion rate of the notes will adjust in certain circumstances, such as a stock split or stock dividend, a distribution of cash or other assets to our shareholders, and certain transactions that constitute a fundamental change (see “Description of Notes—Conversion Rights—Adjustments to the Conversion Rate” and “Description of Notes—Conversion Rights—Adjustment to the Conversion Rate Upon the Occurrence of a Make-Whole Fundamental Change”). The U.S. federal income tax treatment of such a conversion rate adjustment is unclear. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a holder. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the notes, however, will generally not be considered to result in a deemed distribution. Conversion rate adjustments arising from a stock split or a stock dividend are generally considered to be pursuant to a bona fide reasonable adjustment formula and thus will not give rise to a deemed distribution. However, certain of the possible conversion rate adjustments (generally including adjustments to the conversion rate to compensate holders for distributions of cash or property to our shareholders) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, the U.S. holders of notes may be deemed to have received a distribution even though they have not received any cash or property as a result of such adjustments. Conversely, if an event occurs that increases the proportionate interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of holders of the notes could be treated as a taxable stock distribution to such holders. In addition, if an event occurs that dilutes the proportionate interests of holders of the notes and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock distribution to those shareholders. Any taxable constructive stock distribution resulting from a change to, or a failure to change, the conversion rate would be treated in the same manner as distributions paid in cash or other property. Such deemed distributions would result in dividend income to the recipient, to the extent of our current and accumulated earnings and profits, with any excess treated as a nontaxable return of capital or as capital gain (as more fully described below in “—U.S. Federal Income Taxation of U.S. Holders—Distributions on Common Stock”).

It is unclear whether a constructive dividend with respect to the notes would be eligible for the preferential tax rates applicable to certain dividends paid to individuals. It is also unclear whether corporate holders would be entitled to claim the dividends received as deductions with respect to any such constructive dividends.

Holders should carefully review the conversion rate adjustment provisions and consult their tax advisors with respect to the tax consequences of any such adjustment, including any potential consequences of a taxable stock dividend to basis and holding period.

Sale, Exchange or Other Disposition of Notes. U.S. holders will generally recognize gain or loss upon the sale, exchange or other disposition of a note (including a conversion entirely paid in cash) equal to the difference between the amount realized (not including amounts attributable to accrued interest) upon the sale, exchange or other disposition of a note and the holder’s tax basis in such note. A U.S. holder’s tax basis in a note will generally be equal to the amount paid for the note, adjusted to take into account (i) any interest that the holder has not received but has included in income for U.S. federal tax purposes and (ii) any constructive distributions. Any gain or loss recognized on a taxable disposition of the note will be capital gain or loss. Gains from capital assets held for not more than one year are short-term capital gains, while gains from capital assets held for more than one year are long-term capital gains and, when recognized by individuals, are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Conversion or Repurchase of Notes for Cash. A conversion or repurchase of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under the heading “—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Notes.”

Conversion of Notes into Common Stock. A U.S. holder’s conversion of a note solely into Common Stock and cash in lieu of a fractional share of Common Stock will not be a taxable event, except that (i) receipt of cash in lieu of a fractional share will be taxable as a sale or exchange of such fractional share, and (ii) the fair market value of Common Stock received with respect to accrued interest that has not yet been previously included in income will be taxable as ordinary income.

Conversion of Notes into a Combination of Common Stock and Cash. Although the U.S. federal income tax treatment of a U.S. holder’s conversion of notes into our Common Stock and cash is uncertain, we intend to take the position (and the following discussion assumes) that the conversion will be treated as a recapitalization. U.S. holders should consult their tax advisors to determine the correct treatment of such conversion. Assuming such treatment, a U.S. holder will recognize capital gain, but not loss, equal to the excess of (i) the sum of the fair market value of the Common Stock and cash received (excluding cash received in lieu of a fractional share and cash or stock attributable to interest accrued but not yet included in income for U.S. federal tax purposes) over (ii) the holder’s adjusted tax basis in the note; but in no event will the capital gain recognized exceed the amount of cash received (excluding cash received in lieu of a fractional share or attributable to interest accrued but not yet included in income for U.S. federal tax purposes). (For the consequences of a conversion of the notes into shares of an acquirer, see the discussion under the heading “—U.S. Federal Income Taxation of U.S. Holders—Possible Effect of Changes to the Terms of Notes.”)

Characterized as a recapitalization, the U.S. holder would have an aggregate tax basis in our Common Stock received in the conversion (including any basis allocable to a fractional share but excluding any stock attributable to interest accrued but not yet included in income for U.S. federal tax purposes) equal to the aggregate adjusted tax basis of the notes converted, decreased by the aggregate amount of cash received upon conversion (other than cash in lieu of a fractional share and cash attributable to interest accrued but not yet included in income for U.S. federal tax purposes), and increased by the aggregate amount of gain (if any) recognized upon conversion (other than gain realized as a result of cash received in lieu of a fractional share). With the exception of any shares attributable to interest that is accrued but not yet included in income for U.S. federal tax purposes, the holding period for Common Stock received by the U.S. holder upon conversion would include the period during which the U.S. holder held the notes. Gain recognized would be long-term capital gain if the U.S. holder has held the notes for more than one year.

Alternatively, the conversion of a note into Common Stock and cash could be treated as, in part, a conversion into stock and, in part, a payment in redemption of a portion of the notes. In that event, the transaction would be bifurcated into two transactions:

•

a taxable redemption of the portion of the notes allocable to the cash payment, which would be taxed as a sale in the manner described above under the heading “—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Notes”; and

•

a conversion of the remaining notes into the shares of our Common Stock, which conversion generally would not be taxable to a U.S. holder to the extent described above with respect to the treatment of a conversion of notes into Common Stock and cash as a recapitalization.

Although the law on this point is not entirely clear, a holder under this characterization would allocate its tax basis in a note between the portion of the note that is deemed to have been redeemed and the portion of the note that is deemed to have been converted based on the relative fair market value of the amount of cash received and of the Common Stock received upon conversion. Except with respect to any shares attributable to interest that is not paid to the holder but is accrued for U.S. federal tax purposes, a U.S. holder’s tax basis in the stock received upon conversion generally would be equal to the portion of its tax basis in a note allocable to the portion of the note deemed converted into our Common Stock. A U.S. holder’s holding period for such Common Stock generally would include the period during which the U.S. holder held the note.

Treatment of Cash in Lieu of a Fractional Share. If a U.S. holder receives cash in lieu of a fractional share of Common Stock, such U.S. holder would be treated as if the fractional share had been issued and then redeemed for cash. Accordingly, a U.S. holder generally will recognize capital gain or loss with respect to the receipt of cash in lieu of a fractional share measured by the difference between the cash received for the fractional share and the U.S. holder’s tax basis in the fractional share. In the event of a conversion of notes into a combination of Common Stock and cash, and assuming such conversion is treated as a recapitalization, a U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s tax basis in the Common Stock actually and deemed received (as described above under the heading “—U.S. Federal Income Taxation of U.S. Holders—Conversion of Notes into a Combination of Common Stock and Cash”) between the Common Stock actually received upon conversion and the fractional share, in accordance with their respective fair market values. In the event of a conversion of notes into Common Stock, a U.S. holder’s tax basis in a fractional share will be determined by allocating the holder’s adjusted tax basis in the notes converted (as described above under the heading “—U.S. Federal Income Taxation of U.S. Holders—Sale, Exchange or Other Disposition of Notes”) between the Common Stock actually received upon conversion and the fractional share, in accordance with their respective fair market values.

Treatment of Cash or Stock Attributable to Accrued Interest. Any cash or stock received by a holder and attributable to interest accrued on the notes but not yet included in income would be taxed as ordinary interest income. The basis in any shares of Common Stock attributable to such interest would equal the fair market value of such shares when received. The holding period for shares of Common Stock attributable to such interest would begin the day after the date of receipt.

Possible Effect of Changes to the Terms of Notes. In certain situations, we may provide for the exchange of the notes into shares of an acquirer (see “Description of Notes—Conversion Rights—Conditions for Conversion—Conversion Upon the Occurrence of Certain Corporate Transactions”). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to a holder and the modified note could be treated as newly issued at that time. In addition, the conversion of the notes for the shares of the acquirer may be treated as a taxable event to a holder resulting in the recognition of taxable gain or loss.

Distributions on Common Stock. Although we do not expect to make any cash distributions on shares of our Common Stock in the foreseeable future, if a U.S. holder converts a note into shares of our Common Stock and we make a distribution in respect of that stock, the distribution generally will be treated as a dividend to the extent it is paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends will be taxable to U.S. holders as ordinary income. If the distribution exceeds current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital, which will reduce the U.S. holder’s tax basis in the Common Stock. Any remaining excess will be treated as capital gain from the sale or exchange of such Common Stock. If a U.S. holder is a U.S. corporation, it may be able to claim the deduction allowed to U.S. corporations in respect of dividends-received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction.

Sale, Exchange or Other Disposition of Common Stock. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of our Common Stock. The U.S. holder’s gain or loss will equal the difference between the amount realized by the U.S. holder and the U.S. holder’s tax basis in the stock. The amount realized by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock. Gain or loss recognized by a U.S. holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year. The deductibility of capital losses is subject to certain limitations.

U.S. Federal Income Taxation of Non-U.S. Holders

Interest. Payments of interest on a note to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, provided that (i) the interest is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is not attributable to a permanent establishment maintained by the non-U.S. holder in the United States); (ii) the non-U.S. holder does not own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) the non-U.S. holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related to us, directly, indirectly or constructively, through stock ownership; (iv) the non-U.S. holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and (v) certain certification requirements (as described below) are met.

Under the Code and the Treasury regulations thereunder, in order to obtain the exemption from U.S. federal withholding tax discussed above, a non-U.S. holder must either (i) certify on a properly executed IRS Form W-8BEN that such non-U.S. holder is not a United States person, or (ii) if the notes are held through certain foreign intermediaries or certain foreign partnerships, satisfy the certification requirements under the applicable Treasury regulations.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30% (or a lower applicable treaty rate, provided certain certification requirements are met). Interest received by a non-U.S. holder that is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) will be subject to U.S. federal income tax, on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Such effectively connected interest income generally will be exempt from U.S. federal withholding tax if the non-U.S. holder delivers a properly executed IRS Form W-8ECI to the payor. Under certain circumstances, interest that is effectively connected with a corporate non-U.S. holder’s conduct of a trade or business within the United States may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

Additional Interest. In the unlikely event that we become obligated to pay non-U.S. holders of the notes additional interest because we fail to comply with certain reporting obligations to the trustee and the SEC, we intend to treat the payment of such amounts (absent further guidance from the IRS) as interest subject to withholding tax to the extent described above under the heading “—U.S. Federal Income Taxation of Non-U.S. Holders—Interest.” Non-U.S. holders who may be subject to withholding tax on any payments of additional interest should consult their own tax advisors, including concerning whether a refund may be obtained for all or a portion of such withholding tax in the event that any such payments are made.

Sale, Exchange or Other Disposition of Notes. A non-U.S. holder will recognize gain or loss on the sale, exchange or other disposition of notes or our Common Stock, except in the case of a conversion, in which case the non-U.S. holder would recognize gain but not loss in the manner and to the extent described above under the heading “—U.S. Federal Income Taxation of U.S. Holders—Conversion of Notes into a Combination of Common Stock and Cash.” Nevertheless, subject to the discussion below concerning backup withholding, and assuming that shares of our Common Stock are “regularly traded on an established securities market,” gain realized by a non-U.S. holder will not be subject to United States federal income tax unless:

•

that gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; and,

•

on the date of the acquisition of such notes, the non-U.S. holder owns notes, actually or constructively, with a fair market value representing more than 5% fair market value of our Common Stock into which the notes are convertible, as discussed below under the heading “—U.S. Federal Income Taxation of Non-U.S. Holders—United States Real Property Holding Corporation.”

Gain realized by a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on a net income basis at the graduated rates generally applicable to United States persons. In addition, if such non-U.S. holder is a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at the rate of 30% (or a lower rate if provided by an applicable tax treaty).

United States Real Property Holding Corporation. We believe that we currently are, and expect to be for the foreseeable future, a United States real property holding corporation. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. However, so long as shares of our Common Stock are regularly traded on an established securities market, a non-U.S. holder will not recognize taxable gain on a sale or other taxable disposition of the notes or shares of our Common Stock unless (i) in the case of a sale or other taxable disposition of shares of our Common Stock, the non-U.S. holder owns, actually or constructively, more than 5% of our Common Stock at any time during the five-year period ending on the date of such disposition or, if shorter, the non-U.S. holder’s holding period for the Common Stock; or (ii) in the case of a sale or other taxable disposition of the notes and as of the latest date of the acquisition of the notes, the non-U.S. holder owns, actually or constructively, notes with a fair market value greater than 5% of the fair market value of our Common Stock. If shares of our Common Stock were not considered to be “regularly traded on an established securities market,” each non-U.S. holder would be subject to U.S. federal income tax on any gain recognized on the sale or other taxable disposition of all or a portion of its notes or shares of our Common Stock and would be required to file a U.S. federal income tax return.

If any gain is taxable because we are or were a United States real property holding corporation, the buyer of the notes or the shares of our Common Stock may, under certain circumstances, be required to withhold an amount equal to 10% of the amount realized on the sale or other taxable disposition. If a non-U.S. holder is subject to withholding under such circumstances, the non-U.S. holder should consult its tax advisor as to whether such non-U.S. holder can obtain a refund or credit for all or a portion of the withheld amounts.

Distributions on Common Stock and Constructive Distributions. Although we do not expect to make any cash distributions on shares of our Common Stock in the foreseeable future, any distributions paid with respect to the shares of Common Stock that are received upon the conversion of the notes (and any deemed distributions resulting from certain adjustments, or failure to make adjustments, to the conversion rate; see “—U.S. Federal Income Taxation of U.S. Holders—Constructive Distributions” above) will generally will constitute dividends for U.S. federal income tax purposes to the extent they are paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount distributed (or deemed distributed) in excess of such earnings and profits generally will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s adjusted tax basis in the shares of our Common Stock, and thereafter will be treated as capital gain. Distributions or deemed distributions treated as dividends on shares held by a non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate, if established by an applicable income tax treaty and if the non-U.S. holder has provided the documentation required to claim benefits under such treaty. Generally, to claim the benefits of an income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or, if the shares of our Common Stock are held through certain financial intermediaries, to satisfy other certification requirements. Special certification and other requirements also apply to certain non-U.S. holders that are pass-through entities.

Because a constructive dividend deemed received by a non-U.S. holder would not give rise to any cash from which any applicable withholding tax could be satisfied, we may, at our option, withhold such amounts from payments of cash and Common Stock payable on the notes (or, in certain circumstances, against any payments on the Common Stock).

A non-U.S. holder that is eligible for a reduced rate of withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

If, however, a dividend is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (and, if required by the applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the dividend will not be subject to U.S. withholding tax, as described above, if the non-U.S. holder complies with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax on a net income basis, in the same manner as if the non-U.S. holder were a resident of the United States. Dividends received by a foreign corporation that are effectively connected with its conduct of trade or business within the United States may be subject to an additional branch profits tax at a rate of 30% (or a lower rate if provided by an applicable tax treaty).

Information Reporting and Backup Withholding

Generally, we or an intermediary must report annually to any non-U.S. holder and the IRS the amount of any interest or dividends paid to such holder, the holder’s name and address, and the amount, if any, of tax withheld with respect to those payments. Copies of the information returns reporting those dividends and amounts withheld also may be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of any applicable income tax treaty or exchange of information agreement.

In addition to information reporting requirements, interest or dividends paid to a non-U.S. holder may be subject to U.S. backup withholding. A non-U.S. holder generally will be exempt from this backup withholding, however, if such holder properly provides an IRS Form W-8BEN certifying that such holder is a non-United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that the holder is a United States person.

The gross proceeds from the disposition of the notes or shares of our Common Stock may be subject to information reporting and backup withholding. If a non-U.S. holder sells notes or shares of our Common Stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such holder outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the non-U.S. holder sells the notes or shares of our Common Stock through a non-U.S. office of a broker that:

•	is a United States person;

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal tax purposes; or

•

is a foreign entity treated as a partnership under U.S. federal income tax laws, if at any time during its tax year one or more of its owners are United States persons who in the aggregate hold more than 50% of the income or capital interests in such entity, or the foreign entity is engaged in a trade or business within the United States, unless the broker has documentary evidence in its files that the holder is not a United States person and certain other conditions are met, or the holder otherwise establishes an exemption.

If a non-U.S. holder receives payments of the proceeds of a sale of notes or shares of our Common Stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN certifying that such holder is not a United States person or otherwise establishes an exemption, and we or the applicable intermediary has no knowledge or have reason to know that such holder is a United States person.

U.S. backup withholding is not an additional tax. A non-U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such holder’s U.S. federal income tax liability by timely filing a properly completed claim for refund with the IRS.

Recent Legislative Developments Potentially Impacting the Taxation of Non-U.S. Holders

Congress is currently considering legislation that, if enacted, would materially change the requirements necessary to obtain a reduction in or other adjustment to U.S. federal withholding tax, particularly for instruments, such as the notes or shares of our Common Stock, held through a foreign financial institution or other foreign intermediary. At this time, it is impossible to predict whether this legislation will be enacted, and, if enacted, its form. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in the notes.

UNDERWRITING

We are offering the notes described in this prospectus supplement through the underwriters named below. UBS Securities LLC and Morgan Stanley & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the principal amount of notes listed next to its name in the following table:

Underwriters	Principal amount of notes
UBS Securities LLC	$50,000,000
Morgan Stanley & Co. Incorporated	50,000,000

Total	$100,000,000

The underwriting agreement provides that the underwriters must buy all of the notes if they buy any of them. However, the underwriters are not required to take or pay for the notes covered by the underwriters’ over-allotment option described below.

The notes are offered subject to a number of conditions, including:

•	receipt and acceptance of the notes by the underwriters, and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectus electronically.

Over-allotment option

We have granted the underwriters an option to buy up to $15.0 million principal amount of additional notes. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional notes approximately in proportion to the amounts specified in the table above.

Commissions and discounts

Notes sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount of up to 1.8%. If all the notes are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of notes made outside of the United States may be made by affiliates of the underwriters.

The following table shows the per note and total underwriting discounts and commissions (expressed as a percentage of the principal amount of notes and as a dollar amount) we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to $15.0 million principal amount of additional notes:

	No exercise	Full exercise
Per note	3.00%	3.00%
Total	$3,000,000	$3,450,000

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $1,250,000.

No sales of similar securities

We, our executive officers and directors, WLR and Fairfax have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and Morgan Stanley & Co. Incorporated, subject to limited exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our Common Stock, any of our debt securities (other than as contemplated in the offering of our Senior Notes) or any of our other securities that are substantially similar to our Common Stock or the notes or securities convertible into or exercisable or exchangeable for these securities. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC and Morgan Stanley & Co. Incorporated may in their sole discretion release all or some of the securities from these lock-up agreements.

Indemnification and contribution

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.

Listing and Trading

The notes offered by this prospectus supplement are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by certain of the underwriters that they intend to make a market in the notes, but the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We can provide no assurances as to the development or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. Our Common Stock is listed on the New York Stock Exchange under the symbol “ICO.”

Price stabilization, short positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of the notes or our Common Stock, including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes or our Common Stock while this offering is in progress. These transactions may also include making short sales of the notes, which involve the sale by the underwriters of a greater amount of notes than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing notes in the open market. In making this determination, the underwriters will consider, among other things, the price of notes available for purchase in the open market compared to the price at which they may purchase notes through the over-allotment option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions in the over-the-counter market or otherwise.

Affiliations

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees. The underwriters are also underwriters in the concurrent Common Stock and Senior Notes offerings. UBS Securities LLC and Morgan Stanley & Co. Incorporated are acting as dealer managers for the tender offer for the Existing Convertible Notes and dealer managers and solicitation agents for the tender offer and consent solicitation for the Existing Senior Notes. UBS Securities LLC and Morgan Stanley & Co. Incorporated (or affiliates of each of the foregoing) are among the joint lead arrangers and joint bookrunners under the ABL Loan Facility, and UBS Securities LLC and Morgan Stanley & Co. Incorporated or their affiliates are agents and lenders under our ABL Loan Facility.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

NOTICE TO INVESTORS

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area, or EEA, which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from, and including, the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer to the public of our securities which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that, with effect from, and including, the Relevant Implementation Date, an offer to the public in that Relevant Member State of our securities may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

a)	to legal entities which are authorized or regulated to operate in the financial markets, or, if not so authorized or regulated, whose corporate purpose is solely to invest in our securities;

b)	to any legal entity which has two or more of: (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43.0 million and (3) an annual net turnover of more than €50.0 million, as shown in its last annual or consolidated accounts; or

c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive provided that no such offer of our securities shall result in a requirement for the publication by us or any underwriter or agent of a prospectus pursuant to Article 3 of the Prospectus Directive.

As used above, the expression “offered to the public” in relation to any of our securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and our securities to be offered so as to enable an investor to decide to purchase or subscribe for our securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The EEA selling restriction is in addition to any other selling restrictions set out in this prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to and is only directed at: (1) persons who are outside the United Kingdom; (2) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the “Order”; or (3) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (1)-(3) together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Notice to Prospective Investors in Switzerland

The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, or CO, and the securities will not be listed on the SIX Swiss Exchange. Therefore, the Prospectus may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the securities may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the securities with a view to distribution.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the securities.

The securities are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for our securities, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, our securities shall be deemed to be made to such recipient and no applications for our securities will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for our securities you undertake to us that, for a period of 12 months from the date of issue of the securities, you will not transfer any interest in the securities to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

Our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong). No advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Singapore

This document has not been registered as a prospectus with the Monetary Authority of Singapore and in Singapore, the offer and sale of our securities is made pursuant to exemptions provided in sections 274 and 275 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our securities may not be circulated or distributed, nor may our securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA pursuant to Section 274 of the SFA, (ii) to a relevant person as defined in section 275(2) of the SFA pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with the conditions (if any) set forth in the SFA. Moreover, this document is not a prospectus as defined in the SFA. Accordingly, statutory liability under the SFA in relation to the content of prospectuses would not apply. Prospective investors in Singapore should consider carefully whether an investment in our securities is suitable for them.

Where our securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	by a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	for a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 of the SFA, except:

(1)	to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to an offer that is made on terms that such shares of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA;

(2)	where no consideration is given for the transfer; or

(3)	where the transfer is by operation of law.

In addition, investors in Singapore should note that the securities acquired by them are subject to resale and transfer restrictions specified under Section 276 of the SFA, and they, therefore, should seek their own legal advice before effecting any resale or transfer of their securities.

LEGAL MATTERS

The validity of the notes being issued in this offering is being passed upon for us by Jones Day, New York, New York, counsel to the Company. The underwriters have been represented by Davis Polk & Wardwell LLP, New York, New York. Certain legal matters with respect to Virginia law and West Virginia law are being passed upon for us by Penn, Stuart & Eskridge, P.C. and Jackson Kelly PLLC, respectively, each special counsel to the Company.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus supplement by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” into this prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

our Proxy Statement on Schedule 14A filed with the SEC on April 15, 2009, but only to the extent that such Proxy Statement was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed with the SEC on December 18, 2009; and

•	our Current Reports on Form 8-K filed with the SEC on January 12, 2010 (as amended on January 13, 2010), February 23, 2010 (as amended on March 8, 2010) and March 10, 2010.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the later of (1) the completion of the offering of the securities described in this prospectus supplement and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus supplement will also be incorporated by reference in this prospectus supplement from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included in or available through our website does not constitute a part of this prospectus supplement or the accompanying prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, as well as the information incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference herein and therein is accurate as of any date other than the date on the front of the applicable document.

PROSPECTUS

$600,000,000

INTERNATIONAL COAL GROUP, INC.

COMMON STOCK

DEBT SECURITIES

GUARANTEES OF DEBT SECURITIES

Pursuant to this prospectus, we may offer to the public from time to time in one or more series or issuances:

•	shares of our common stock, par value $0.01 per share, including shares of common stock issuable upon conversion or exchange of convertible debt securities; and

•	debt securities (which may be guaranteed).

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the symbol “ICO.”

Investing in our securities involves certain risks. See the information included and incorporated by reference in this prospectus and the accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase these securities, including the information under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

The date of this prospectus is March 8, 2010

You should rely only on the information contained in or incorporated by reference in this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission, or SEC, and any information about the terms of securities offered conveyed to you by us, our underwriters or our agents. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600.0 million. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement will describe: the terms of the securities offered, any initial public offering price, the price paid to us for the securities, the net proceeds to us, the manner of distribution and any underwriting compensation and the other specific material terms related to the offering of the applicable securities. For more detail on the terms of the securities, you should read the exhibits filed with or incorporated by reference in our registration statement of which this prospectus forms a part. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement, if any, is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires, “ICG,” “the Company,” “we,” “us,” “our” and similar names refer to International Coal Group, Inc. Unless otherwise stated, currency amounts in this prospectus are stated in United States dollars.

INCORPORATION BY REFERENCE; WHERE YOU CAN FIND MORE INFORMATION

This prospectus is a part of a registration statement filed by us under the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.” The registration statement also includes additional information not contained in this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus and any prospectus supplement (as well as the related registration statement) the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus as a legal matter. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on January 29, 2010;

•

Our Proxy Statement on Schedule 14A filed with the SEC on April 15, 2009, but only to the extent that such Proxy Statement was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended, filed with the SEC on December 18, 2009;

•	Our Current Reports on Form 8-K filed with the SEC on January 12, 2010 (as amended on January 13, 2010) and February 23, 2010 (as amended on March 8, 2010); and

•

Our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act describing our common stock, including any amendments or reports filed for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) if applicable, the date any underwriters stop offering securities pursuant to this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. Upon request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

This information is also available on the investor relations page of our web site at http://www.intlcoal.com. Information included or available through our website does not constitute a part of this prospectus or any prospectus supplement. You may also request a copy of these filings, at no cost, by writing or telephoning ICG at the following address:

International Coal Group, Inc.

300 Corporate Centre Drive

Scott Depot, West Virginia 25560

Attention: Secretary

(304) 760-2400

You should rely only on the information provided in this prospectus and any prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not historical facts are forward-looking statements within the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 and may involve a number of risks and uncertainties. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to various risks, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	market demand for coal, electricity and steel;

•	availability of qualified workers;

•	future economic or capital market conditions;

•	weather conditions or catastrophic weather-related damage;

•	our production capabilities;

•	consummation of financing, acquisition or disposition transactions and the effect thereof on our business;

•	a significant number of conversions of our convertible senior notes prior to maturity;

•	our plans and objectives for future operations and expansion or consolidation;

•	our relationships with, and other conditions affecting, our customers;

•	availability and costs of key supplies or commodities such as diesel fuel, steel, explosives and tires;

•	availability and costs of capital equipment;

•	prices of fuels which compete with or impact coal usage, such as oil and natural gas;

•	timing of reductions or increases in customer coal inventories;

•	long-term coal supply arrangements;

•	reductions and/or deferrals of purchases by major customers;

•	risks in or related to coal mining operations, including risks related to third-party suppliers and carriers operating at our mines or complexes;

•	unexpected maintenance and equipment failure;

•	environmental, safety and other laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers’ coal usage;

•	ability to obtain and maintain all necessary governmental permits and authorizations;

•	competition among coal and other energy producers in the United States and internationally;

•	railroad, barge, trucking and other transportation availability, performance and costs;

•	employee benefits costs and labor relations issues;

•	replacement of our reserves;

•	our assumptions concerning economically recoverable coal reserve estimates;

•	availability and costs of credit, surety bonds and letters of credit;

•	title defects or loss of leasehold interests in our properties which could result in unanticipated costs or inability to mine these properties;

•

future legislation and changes in regulations or governmental policies or changes in interpretations or enforcement thereof, including with respect to safety enhancements and environmental initiatives relating to global warming or climate change;

•	impairment of the value of our long-lived and deferred tax assets;

•	our liquidity, including our ability to adhere to financial covenants related to our borrowing arrangements;

•	adequacy and sufficiency of our internal controls; and

•	legal and administrative proceedings, settlements, investigations and claims and the availability of related insurance coverage.

You should keep in mind that any forward-looking statements made by us in this prospectus or elsewhere speak only as of the date on which the statements were made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us or anticipated results. In light of these risks and uncertainties, you should keep in mind that any of these forward-looking statements might not occur. When considering these forward-looking statements, you should keep in mind the cautionary statements in this prospectus and in our other SEC filings, including the more detailed discussion of these factors, as well as other factors that could affect our results, contained under “Risk Factors” in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission.

THE COMPANY

Our Company

We are a leading coal mining company in Northern and Central Appalachia producing a broad range of mid- to high-Btu, low- to medium-sulfur, steam and metallurgical coal. We operate 12 mining complexes in West Virginia, Kentucky, Virginia and Maryland; we also operate an additional mining complex in the Illinois Basin producing mid- to high-sulfur steam coal. We market our coal to a diverse customer base of largely investment grade electric utilities, as well as domestic and international industrial customers. The quality of our coal and the availability of multiple transportation options, including rail, truck and barge, throughout the Appalachian region, enable us to participate in both the domestic and international coal markets.

As of December 31, 2009, management estimates that we own or control approximately 325 million tons of metallurgical coal reserves and approximately 765 million tons of steam coal reserves. Management’s estimates were developed considering an initial evaluation, as well as subsequent acquisitions, dispositions, depleted reserves, changes in available geological or mining data and other factors. Of our 1.1 billion tons of total coal reserves, we own 724 million tons and lease 366 million tons from third-party mineral holders. We also own or control approximately 431 million tons of non-reserve coal deposits. We have approximately 2,600 employees; all of our mining complexes are union free.

For the year ended December 31, 2009, we sold 16.8 million tons of coal, of which approximately 16.0 million tons were produced and approximately 0.8 million tons were purchased through brokered coal contracts (coal purchased from third parties for resale). Of the tons sold, 15.8 million tons were steam coal and 1.0 million tons were metallurgical coal. Our steam coal sales volume in 2009 consisted of mid- to high-quality, high Btu (greater than 12,000 Btu/lb.), low- to medium-sulfur (1.5% or less) coal, which typically sells at a premium to lower quality, steam coal. In response to weakened demand for coal in 2009 due to the overall economic environment, we idled significant production capacity. As market conditions improve, we believe we are advantageously positioned to increase our production level relatively quickly to 20 million tons. Our three largest customers for the year ended December 31, 2009 were Progress Energy, Georgia Power and Santee Cooper; we derived approximately 36% of our revenues from sales to our five largest customers. No single customer accounted for more than 10% of our coal sales revenues in 2009.

Our Corporate Information

We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 300 Corporate Centre Drive, Scott Depot, West Virginia 25560. Our telephone number is (304) 760-2400. Our website is www.intlcoal.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus.

USE OF PROCEEDS

Unless otherwise specified in an applicable prospectus supplement, we will use the proceeds we receive from the sale of the offered securities for general corporate purposes, which could include working capital, capital expenditures, acquisitions, refinancing of other debt or other capital transactions. Net proceeds may be temporarily invested prior to use. The precise amounts and timing of the application of proceeds will depend upon our funding requirements at the time of issuance and the availability of other funds.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges(1) for the periods presented.

Year Ended December 31,
2009	2008	2007	2006		2005
1.54x	—(2)	—(2)	0.10x	(2)	4.03x

(1)

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges and the impact of capitalized interest. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense considered to be a reasonable approximation of interest.

(2)

The amount of additional earnings needed to obtain a ratio of earnings to fixed charges of 1x was approximately $55.6 million, $238.9 million and $19.3 million for the years ended December 31, 2008, 2007 and 2006, respectively.

DESCRIPTION OF CAPITAL STOCK

General

The following is a description of the material terms of our amended and restated certificate of incorporation and bylaws as each is in effect as of the date of this prospectus. We refer you to our amended and restated certificate of incorporation and bylaws, copies of which have been incorporated by reference into this prospectus.

Common Stock

As of December 31, 2009, our authorized capital stock consisted of 2,000,000,000 shares of common stock, par value $0.01 per share, of which 172,820,047 shares were issued and 172,812,726 were outstanding. Shares of our common stock were held of record by 249 stockholders as of January 20, 2010.

Holders of common stock are entitled to one vote per share on all matters submitted to be voted upon by the stockholders. The holders of our common stock do not have cumulative voting rights in the election of directors.

Subject to any superior rights of any holders of preferred stock or any class or series of stock having a preference over the common stock with respect to payment of dividends, holders of our common stock are entitled to such dividends as may be declared and paid from time to time by our board of directors out of legally available funds. Our current credit facility imposes restrictions on our ability to declare dividends with respect to our common stock. For additional information, see “Dividend Policy” below.

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and any amounts due to the holders of preferred stock.

The holders of our common stock have no preemptive rights and no rights to convert or exchange their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and non-assessable.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to, without stockholder approval, issue up to 200,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, subscription rights and the number of shares constituting any series or the designation of a series.

Our board of directors can issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, without stockholder approval. No shares of preferred stock are currently outstanding and we have no present plan to issue any shares of preferred stock.

Dividend Policy

We may retain any future earnings to support the development and expansion of our business or make additional payments under our credit facility and, as a result, we may not pay cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Our senior credit facility and indenture governing our outstanding senior notes limit us from paying any cash dividends or other payments or distributions with respect to our capital stock in excess of certain limitations. In addition, the terms of any future credit agreement may contain similar restrictions on our ability to pay dividends or making any distributions or payments with respect to our capital stock.

Registration Rights

We have granted our founding stockholders “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement. The former Anker and CoalQuest holders also received “piggyback” registration rights with respect to the shares of our common stock they received in the Anker and CoalQuest acquisitions pursuant to a registration rights agreement entered into at the closing of the Anker and CoalQuest acquisitions. In addition, Fairfax Financial Holdings Limited, or Fairfax, also received “demand” and “piggyback” registration rights relating to their shares of common stock pursuant to a registration rights agreement dated May 16, 2008. These rights are summarized below.

These holders, or their permitted transferees, will be entitled to unlimited “piggyback” registration rights. These rights entitle the holders to notice of a registration prior to the filing of a registration statement and to include, at our expense (except for Fairfax which must bear out-of-pocket registration expenses after the first demand), their shares of common stock in any of our registrations of our common stock (other than registrations we file on Form S-4 or S-8, or any successor forms thereto, or filed solely in connection with an offering made solely to our existing stockholders or employees), including the registration statement of which this prospectus is a part. We and our underwriters can reduce the number of shares of common stock requested to be included by holders of “piggyback” registration rights in view of market conditions.

In addition, WLR, any other founding stockholder or stockholders representing 20% of all registrable securities or their permitted transferees or Fairfax are entitled to “demand” rights to register all or a portion of their registrable securities under the Securities Act if the reasonably anticipated aggregate price to the public of these shares (net of underwriting discounts and commission) would exceed $75 million, except if the value of Fairfax’s remaining shares is less than $75 million, the Company must still register the sale of Fairfax’s remaining shares. We are also obligated to undertake three demand registrations by WLR, two demand registrations by Fairfax, one demand registration by each other individual founding stockholder and two additional demand registrations by a group of the founding stockholders representing 20% of the registrable securities. If at any time we are eligible to register our securities on a Form S-3 under the Securities Act, holders can specify that the requested registration be a “shelf registration” for an offering on a delayed or continuous basis pursuant to Rule 415 of the Securities Act.

If our stockholders with registration rights cause a large number of securities to be registered and sold in the public market, those sales could cause the market price of our common stock to decline. If we initiate a registration and include registrable securities as a result of the exercise of registration rights, the inclusion of registrable securities could adversely affect our ability to raise capital.

Anti-Takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws contain several provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise.

These provisions in our amended and restated certificate of incorporation and bylaws are designed to encourage persons seeking to acquire control of us to negotiate with our board. We believe that, as a general rule, our interests and the interests of our stockholders would be served best if any change in control results from negotiations with our board based upon careful consideration of the proposed terms, such as the price to be paid to stockholders, the form of consideration to be paid and the anticipated tax effects of the transaction.

These anti-takeover provisions in our amended and restated certificate of incorporation and bylaws could, however, have the effect of discouraging a prospective acquiror from making a tender offer for our shares or otherwise attempting to obtain control of us. To the extent that these provisions discourage takeover attempts, they could deprive stockholders of opportunities to realize takeover premiums for their shares. Moreover, these provisions could discourage accumulations of large blocks of common stock, thus depriving stockholders of any advantages which large accumulations of stock might provide.

Set forth below is a summary of the relevant provisions of our amended and restated certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of our amended and restated certificate of incorporation, our bylaws and sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are governed by Section 203 of the General Corporation Law of the State of Delaware. Section 203, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•

at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests.

In general, Section 203 defines “business combination” to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•

an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; and

•	the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective twelve months after adoption.

Our amended and restated certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Stockholder Action; Special Meetings

Our certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our certificate of incorporation and our bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Stockholder Proposals

At an annual meeting of stockholders, only business that is properly brought before the meeting will be conducted or considered. To be properly brought before an annual meeting of stockholders, business must be specified in the notice of the meeting (or any supplement to that notice), brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies, or properly requested by a stockholder to be brought before the meeting.

For business to be properly requested by a stockholder to be brought before an annual meeting, the stockholder must:

•	be a stockholder of record at the time of the giving of the notice for the meeting;

•	be entitled to vote at the meeting; and

•	have given timely written notice of the business to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60, nor more than 90, calendar days prior to the first anniversary date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the day on which public disclosure of the date of such meeting is first made. A stockholder’s notice must set forth, as to each matter the stockholder proposes to bring before the meeting:

•	a description in reasonable detail of the business proposed to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business and of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and series and number of shares that are owned of record and beneficially by the stockholder proposing the business and by the beneficial owner, if any, on whose behalf the proposal is made;

•

a description of all arrangements or understandings among the stockholder, the beneficial owner on whose behalf the proposal is made, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholders and any material interest of the stockholder in such business;

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and forms of proxy to holders of at least the percentage of shares of our voting stock required to approve such proposal; and

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Similarly, at a special meeting of stockholders, only such business as is properly brought before the meeting will be conducted or considered. To be properly brought before a special meeting, business must be specified in the notice of the meeting (or any supplement to that notice) given by or at the direction of the chairman of our board, our chief executive officer, our president or our secretary at the request of a majority of the number of directors that we would have if there were no vacancies on our board or, otherwise brought before the meeting by the presiding officer or by or at the direction of the majority of the total number of directors that our board would have if there were no vacancies.

Nomination of Candidates for Election to Our Board

Under our bylaws, only persons that are properly nominated will be eligible for election to be members of our board. To be properly nominated, a director candidate must be nominated at an annual meeting of the stockholders by or at the direction of our board or committee thereof or properly nominated by a stockholder. To be properly nominated by a stockholder, such stockholder must have delivered a proxy statement and form of proxy to the holders of at least the percentage of shares of our voting stock required to approve such nomination and included in such materials a timely and proper notice in proper written form to our secretary.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 60 nor more than 90 calendar days prior to the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. If, however, there was no annual meeting in the preceding year or the date of the annual meeting is advanced more than 30 calendar days prior to, or delayed by more than 30 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the day on which public announcement of the date of such meeting is first made.

To be in proper written form, such stockholder’s notice must include:

•	the name and address of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made;

•

a representation that the stockholder giving the notice is a holder of record of shares of our voting stock entitled to vote at such annual meeting and intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified in the notice;

•	the class and series and number of shares of stock owned beneficially and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination in made;

•	a description of all arrangements or understandings between or among any of:

•	the stockholder giving the notice;

•	the beneficial owner on whose behalf the notice is given;

•	each nominee; and

•	any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice;

•	the name, age, business address, residence address and occupation of the nominee proposed by the stockholder;

•

such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by our board;

•	the signed consent of each nominee to serve as a director on our board if so elected; and

•

whether such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of at least the percentage of shares of our voting stock required to elect such nominee or nominees. In addition, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters relating to nomination of candidates for directors.

Amendment to Our Bylaws

Except for certain provisions indicated above, our bylaws may be amended, altered or repealed by the affirmative vote of the holders of a majority of our voting stock or by the affirmative vote of a majority of our board. Certain provisions that require the affirmative vote of the holders of 80% of our voting stock may make it more difficult to change our bylaws for the purpose of gaining control over us.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, (800) 962-4284.

Listing

The common stock is listed on the New York Stock Exchange under the symbol “ICO.”

DESCRIPTION OF DEBT SECURITIES

General

This section summarizes the general terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summary in this section and in any prospectus supplement does not describe every aspect of the indenture or the debt securities and is subject to and qualified in its entirety by reference to all the provisions of the indenture and the debt securities. The forms of the indenture and the debt securities are filed as exhibits to the registration statement. See “Where You Can Find More Information” for information on how to obtain a copy.

If material, federal income tax consequences and other special considerations applicable to any debt securities issued by ICG at a discount will be described in the applicable prospectus supplement.

The prospectus supplement relating to any series of debt securities will describe the following specific financial, legal and other terms particular to such series of debt securities:

•

the title of the series (which shall distinguish the debt securities of that particular series from the debt securities of any other series and which may be part of a series of debt securities previously issued);

•	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

•

any limit upon the aggregate principal amount of the debt securities of the series which may be authenticated and delivered under the indenture (except for debt securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other debt securities of the series pursuant to the indenture);

•	the date or dates on which the principal of the debt securities of the series is payable;

•

the rate or rates (which may be fixed or variable) per annum or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest, if any, the date or dates from which such interest, if any, shall accrue, the date or dates on which such interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

•

(i) if other than in U.S. dollars, the currency in which debt securities of a series are denominated, which may include any foreign currency or any composite of two or more currencies, and (ii) the currency or currencies in which payments on such debt securities are payable, if other than the currency in which such debt securities are denominated;

•

if applicable, the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of the series may be redeemed, purchased or repaid, in whole or in part, at the option of ICG;

•

the obligation, if any, of ICG to redeem, purchase or repay the debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder thereof upon the happening of any event and the period or periods within which, the price or prices at which and the terms and conditions upon which debt securities of the series shall be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

•

the dates, if any, on which and the price or prices at which the debt securities of the series will be repurchased by ICG at the option of the holders thereof and other detailed terms and conditions of such repurchase obligations;

•	if other than denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000, the denominations in which the debt securities of the series shall be issuable;

•

whether the debt securities will be issuable as global notes, the terms and conditions, if any, upon which such global note may be exchanged in whole or in part for other individual debt securities of such series in definitive registered form, the depositary for such global note and the form of any legend or legends to be borne by any such global note in addition to or in lieu of the legend set forth in the indenture;

•

if other than the principal amount thereof, the portion of the principal amount of the debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof pursuant to the indenture;

•

the manner in which the amounts of payment of principal of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•

any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable pursuant to the indenture;

•	any addition to or change in the covenants set forth in the indenture (and related defined terms) which applies to debt securities of the series;

•	any depositories, interest rate calculation agents or other agents with respect to debt securities of such series if other than those appointed in the indenture;

•	the provisions relating to any security provided for the debt securities of the series;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture;

•	if and as applicable, the terms and conditions of any right to exchange for or convert debt securities of the series into shares of common stock or preferred stock of ICG; and

•	any other terms of the debt securities of the series.

The terms of any series of debt securities may vary from the terms described here. Thus, this summary also is subject to and qualified by reference to the description of the particular terms of the debt securities to be described in the prospectus supplement.

Payment and Paying Agents

We will pay interest to holders listed in the trustee’s records at the close of business on a particular day in advance of each due date for interest, even if such holders no longer own the debt security on the interest due date. We may choose to pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. Payments in any other manner will be specified in the prospectus supplement.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent. We will notify the trustee of changes in the paying agents for any particular series of debt securities.

Merger, Consolidation or Sale of Assets

Unless otherwise specified in the applicable prospectus supplement, ICG will not (i) consolidate or merge with or into another person; or (ii) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of its and the guarantors’ properties or assets taken as a whole, in one or more related transactions, to another person, unless:

•

either (a) ICG is the surviving entity or (b) the person formed by or surviving any such consolidation or merger (if other than ICG) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•

the person formed by or surviving any such consolidation or merger (if other than ICG) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of ICG under the debt securities and the indenture pursuant to agreements reasonably satisfactory to the trustee; and

•	immediately after such transaction, no default or event of default exists.

Modification of the Indenture

Unless otherwise specified in the applicable prospectus supplement, under the indenture, ICG, the guarantors (except that existing guarantors need not execute a supplemental indenture pursuant to the last bullet below) and the trustee may amend or supplement the indenture or the debt securities of a series or the guarantees of such debt securities without the consent of any holder of debt securities:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with the indenture’s provisions regarding merger, consolidation or sale of assets;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•

to evidence the assumption of our or a subsidiary guarantor’s obligations under the indenture and the debt securities or such subsidiary guarantor’s guarantee (as defined below under “—Guarantees”), as applicable, by a successor thereto in the case of a consolidation or merger or a sale, assignment, transfer, conveyance or other disposition of all or substantially all of our and the guarantors’ properties or assets, taken as a whole;

•

to comply with the provisions of any clearing agency, clearing corporation or clearing system, or the requirements of the trustee or the registrar, relating to transfers and exchanges of the debt securities pursuant to the indenture;

•

to make any change that would provide any additional rights or benefits to the holders of the debt securities of a series, that would surrender any right, power or option conferred by the indenture on ICG or that does not adversely affect in any material respect the legal rights of any holder of such debt securities;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•

to conform the text of the indenture (only with respect to such series) or any board resolution, supplemental indenture or officer’s certificate with respect to the debt securities of such series to the description of notes contained in the offering document pursuant to which such debt securities were offered;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

in the case of subordinated debt securities, to make any change in the provisions of the indenture or any supplemental indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions; provided that such change is made in accordance with the provisions of such senior Indebtedness;

•

to add to, change or eliminate any of the provisions of the indenture with respect to any series of debt securities; although no such addition, change or elimination may apply to any series of debt security created prior to the execution of such amendment and entitled to the benefit of such provision, nor may any such amendment modify the rights of a holder of any such debt security with respect to such provision, unless the amendment becomes effective only when there is no outstanding debt security of any series created prior to such amendment and entitled to the benefit of such provision;

•	to secure ICG’s obligations under the debt securities and the indenture;

•

to evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee; or

•

to allow any guarantor to execute a supplemental indenture and/or a guarantee with respect to the debt securities and to release guarantors from the guarantee in accordance with the terms of the indenture.

Unless otherwise specified in the applicable prospectus supplement, ICG, the guarantors and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, amend or supplement the indenture, the debt securities of a series or the guarantees of such debt securities or the rights of the holders of the securities of the series to be affected. Without the consent of the holder of each security affected, no amendment, supplemental indenture or waiver may be made that, as to any non-consenting holders:

•	reduces the percentage of principal amount of outstanding securities whose holders must consent to an amendment, supplemental indenture or waiver;

•	reduces the rate of interest on the securities;

•	reduces the principal amount of or the premium, if any, on the securities or changes the stated maturity of any of the securities;

•	changes the place, manner or currency of payment of principal of, or premium, if any, or interest on, the securities;

•	makes any change in the provisions of the indenture relating to seniority or subordination of any security that adversely affects the rights of any holder under such provisions;

•	reduces the principal amount of discount securities payable upon acceleration of the maturity thereof;

•

waives a default or event of default in the payment of the principal of or premium, if any, or interest on the securities (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);

•

makes any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of securities to receive payments of principal of or premium, if any, or interest on the securities;

•	waives a redemption payment with respect to any securities or changes any of the provisions with respect to the redemption of any securities;

•	releases any guarantor from any of its obligations under its guarantee or the indenture, except in accordance with the terms of the indenture; or

•	makes any change in the amendment and waiver provisions of the indenture requiring the consent of the holder of each security affected thereby.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the indenture provides that events of default regarding any series of debt securities will be:

•	default for 30 days in the payment when due of interest on with respect to, debt securities of that series;

•	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the debt securities of that series;

•

failure by ICG to comply with any of the other covenants in the indenture (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice to ICG by the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding voting as a single class;

•

default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by ICG, whether such indebtedness now exists, or is created after the date of the indenture, if that default:

•

is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness following the stated maturity of such indebtedness (a “Payment Default”); or

•	results in the acceleration of such indebtedness prior to its stated maturity,

and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates such amount as may be set forth in the applicable prospectus supplement;

•

certain events of bankruptcy or insolvency described in the indenture with respect to ICG or any of its significant subsidiaries or any group of subsidiaries of ICG that, taken together, would constitute a significant subsidiary;

•

except as permitted by the indenture, any note guarantee of any significant subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of such note guarantee and the indenture), or any guarantor, or any person acting on behalf of any guarantor, denies or disaffirms its obligations under its note guarantee and such default continues for 10 days; and

•	any other event of default provided with respect to debt securities of that series, which is specified in the applicable prospectus supplement.

If an event of default (other than pursuant to the bankruptcy or insolvency provisions of the indenture with respect to ICG) regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of at least 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable immediately. If a bankruptcy or insolvency event occurs with respect to ICG, the debt securities of such series shall immediately become due and payable without any declaration or other act on the part of the trustee or the holders of the debt securities of such series. The holders of a majority in principal amount of debt securities of such series may rescind any other declaration or acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default have been cured or waived (other than nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration).

Holders of a majority in aggregate principal amount of the then outstanding debt securities of any series will be entitled to control certain actions of the trustee under the applicable indenture. Holders of a majority in aggregate principal amount of the then outstanding debt securities of any series also will be entitled to waive past defaults regarding the series, except for a default in payment of principal, premium, if any, or interest. The trustee generally may not be ordered or directed by any of the holders of debt securities to take any action, unless one or more of the holders shall have offered to the trustee reasonable security or indemnity.

If the trustee collects any money in connection with an event of default regarding a series of debt securities, the trustee may use any sums that it holds under the applicable indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series.

Before any holder of any series of debt securities may institute action for any remedy, except payment on the holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

Legal Defeasance and Covenant Defeasance

Unless otherwise specified in the applicable prospectus supplement, ICG may at any time elect to have all of its obligations discharged with respect to the outstanding debt securities and all obligations of the guarantors discharged with respect to their note guarantees (“legal defeasance”) except for the rights of holders of outstanding debt securities to receive payments in respect of the principal of, or interest or premium, if any, on, such debt securities when such payments are due from the trust referred to below, and except for certain other obligations of ICG and certain other rights of the trustee under the indenture.

In addition, ICG may at any time elect to have the obligations of ICG and the guarantors released with respect to certain covenants and thereafter any omission to comply with those covenants will not constitute a default or event of default with respect to the debt securities (“covenant defeasance”). In the event covenant defeasance occurs, certain events will no longer constitute an event of default with respect to the debt securities.

In order to exercise either legal defeasance or covenant defeasance, ICG must irrevocably deposit with the trustee for the benefit of the holders of the series of debt securities to be defeased money in amounts as will be sufficient to pay the principal of and premium, if any, and interest on the outstanding debt securities of such series on the stated date for payment thereof or on the applicable redemption date, as the case may be. In addition, ICG must deliver to the trustee certain opinions of counsel and officer’s certificate in connection with such defeasance, and ICG may not exercise such defeasance if certain defaults or events of default with respect to debt securities of such series have occurred and are continuing on the date of such deposit or if such defeasance would result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which ICG or any of its subsidiaries is a party or by which ICG or any of its subsidiaries is bound.

Satisfaction and Discharge

Unless otherwise specified in the applicable prospectus supplement, the indenture will be discharged and will cease to be of further effect with respect to the debt securities of a particular series, when:

•	either:

•	all debt securities of such series that have been authenticated have been delivered to the trustee for cancellation; or

•	all debt securities of such series that have not been delivered to the trustee for cancellation:

•	have become due and payable,

•	will become due and payable at their stated maturity within one year,

•	are to be called for redemption within one year, or

•	are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture,

and ICG or any Guarantor, in the case of the first, second and third subbullets above, has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of debt securities of such series, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness (including all principal, premium, if any, and interest) on such Notes delivered to the trustee for cancellation (in the case of debt securities of such series that have become due and payable on or prior to the date of such deposit) or to the stated maturity or redemption date, as the case may be,

•	ICG or any Guarantor has paid or caused to be paid all other sums payable by it under the indenture; and

•

ICG has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the debt securities at maturity or on the redemption date, as the case may be.

Subordination

If specified in the applicable prospectus supplement, the debt securities of a series, and any guarantees, may be subordinated, which we refer to as subordinated debt securities, to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. To the extent we conduct operations through subsidiaries, the holders of debt securities (whether or not subordinated debt securities) will be structurally subordinated to the creditors of our subsidiaries except to the extent such subsidiary is a guarantor of such series of debt securities.

Conversion and Exchange Rights

If specified in the applicable prospectus supplement, the debt securities of a series may be convertible into or exchangeable for our common stock or other securities. We will describe in the applicable prospectus supplement, among other things, the conversion or exchange rate or price and any adjustments thereto, the conversion or exchange period or periods, provisions as to whether conversion or exchange will be mandatory, at our option or at the option of the holders of that series of debt securities and provisions affecting conversion or exchange in the event of the redemption of that series of debt securities.

Guarantees

Except to the extent otherwise provided in the applicable prospectus supplement, our obligations under the debt securities and the indenture will be guaranteed (each, a “guarantee”) by certain of our subsidiaries. Except to the extent otherwise provided in the applicable prospectus supplement, if any subsidiary that is not a guarantor incurs any indebtedness (other than indebtedness owing to ICG or another subsidiary or non-recourse debt), including any guarantee of any indebtedness of ICG or a subsidiary (other than a guarantee of indebtedness owing to ICG or a subsidiary), then ICG shall cause such subsidiary to become a guarantor for all purposes of the indenture.

The obligations of each subsidiary guarantor under its guarantee are limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such subsidiary guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of any such other subsidiary guarantor under its guarantee, result in the obligations of any such subsidiary guarantor under its guarantee not constituting a fraudulent transfer or conveyance.

Unless specified otherwise in a prospectus supplement, a subsidiary guarantor will be released and relieved of any obligations under its guarantee:

•

in the event of any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets of any guarantor, or a sale or other disposition of all of the capital stock of any guarantor, in each case to a person that is not (either before or after giving effect to such transactions) us or one of our subsidiaries, provided that such person unconditionally assumes all the obligations of such subsidiary guarantor under the indenture and its guarantee or such transaction will result in a release of the guarantee pursuant to the terms of the indenture; or

•	upon legal defeasance or satisfaction and discharge of the indenture in accordance with the provisions of the indenture.

Reporting

Unless otherwise specified in the applicable prospectus supplement, the indenture requires ICG to provide the trustee with a copy of the reports that it files with the SEC pursuant to Section 13 or 15(d) of the Exchange Act within 15 days after it files the same with the SEC. Documents filed by ICG with the SEC via the EDGAR system will be deemed filed with the trustee as of the time such documents are filed via EDGAR. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including ICG’s compliance with any of the covenants under the indenture. ICG will also comply with Section 314(a) of the Trust Indenture Act.

Further Issues

Unless specified otherwise with respect to a series of debt securities in a prospectus supplement, ICG may from time to time, without notice to or the consent of the registered holders of a series of debt securities, create and issue further debt securities of any such series ranking equally with the debt securities of the corresponding series in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further debt securities or except for the first payment of interest following the issue date of such further debt securities). Such further debt securities may be consolidated and form a single series with the debt securities of the corresponding series and have the same terms as to status, redemption or otherwise as the debt securities of the corresponding series.

Form, Exchange, Registration and Transfer

The debt securities will be issued only in registered form. Debt securities of a series will either be global securities registered in book-entry form, or a physical (paper) certificate issued in definitive, or certificated, registered form. Procedures relating to global securities are described below under “Book-Entry Procedures and Settlement.” Unless otherwise provided in the applicable prospectus supplement, debt securities denominated in United States dollars will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 thereof. The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

Debt securities represented by a paper certificate may be presented for exchange or transfer at the office of the Registrar. Holders will not have to pay any service charge for any registration of transfer or exchange of their certificates, but ICG may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer.

Book-Entry Procedures and Settlement

The debt securities will be issued in book-entry form only and represented by one or more global securities registered in the name of, and deposited with a custodian for, The Depository Trust Company, or DTC, or its nominee. DTC or its nominee will be the sole registered holder of the debt securities for all purposes under the indenture. Owners of beneficial interests in the debt securities represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in these securities will be shown on, and may only be transferred through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, in accordance with the procedures and practices of DTC. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of debt securities under the global securities or the indenture. ICG and the trustee, and any of their respective agents, may treat DTC as the sole holder and registered owner of the global securities under the terms of the indenture.

Concerning the Trustee

ICG will enter into the indenture with a trustee that is qualified to act under the Trust Indenture Act of 1939, as amended, and with any other trustee chosen by it and appointed in a supplemental indenture of a particular series of debt securities. The trustee may engage in transactions with, or perform services for, ICG and its affiliates in the ordinary course of business.

Applicable Law

The debt securities and the indenture will be governed by, and construed in accordance, with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such securities and the proceeds to be received by us, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make. The applicable prospectus supplement will also set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the securities at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters and agents may be customers of, engage in transactions with, or perform services for us and our affiliates in the ordinary course of business.

Other than the common stock, each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Except for the common stock, the securities may or may not be listed on a national securities exchange.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Jones Day, New York, New York, counsel to the Company. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, certain legal matters with respect to Virginia law and West Virginia law may be passed upon for us by Penn, Stuart & Eskridge, P.C. and Jackson Kelly PLLC, respectively, each special counsel to the Company. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements and related financial statement schedules incorporated in this prospectus by reference from International Coal Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of International Coal Group, Inc.’s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.